EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION,

CYPRESS SEMICONDUCTOR CORPORATION, IN THE NAME AND ON BEHALF OF
CYPRESS SEMICONDUCTOR (BELGIUM) BVBA IN FORMATION,

FILLFACTORY NV,

CERTAIN STOCKHOLDERS OF FILLFACTORY NV

AND WITH RESPECT TO ARTICLE VIII AND ARTICLE X ONLY:

U.S. BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

AND LUC DE MEY AND IT-PARTNERS NV AS STOCKHOLDER AGENTS

Dated as of June 21, 2004

EXHIBIT 2.1

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS*

Exhibit	Description

Exhibit A	Warrantholder Stock Purchase Agreements

Exhibit B	Non-Competition Agreements

Exhibit C	Legal Opinion of Counsel to the Company and the Company Stockholders

SCHEDULES*

Schedule	Description

Schedule 1.3(b)	Company Stockholder Consideration Portions

Schedule 1.7	Withholding Taxes Payable by the Company in Connection with Acceleration of Company Warrants

Schedule 2.1(a)	Articles of Association of the Company

Schedule 2.1(b)	List of Jurisdictions Where the Company Conducts Business

Schedule 2.2(b)	Ownership of Capital Stock

Schedule 2.2(j)	Ownership of Company Warrants

Schedule 2.4(b)(i)	Conflicts

Schedule 2.4(b)(iii)	Permits Affected by this Agreement

Schedule 2.4(c)	Third Party Consents

Schedule 2.5	Company Financial Statements

Schedule 2.7(a)	Accounts Receivable

Schedule 2.8(a)	Inventory

Schedule 2.9	No Changes

Schedule 2.11	Restrictions on Business Activities

*	The exhibits and schedules identified below have been omitted from this Exhibit 2.1, but will be furnish supplementally upon request of the Commission.

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Schedule 2.12(a)	Agreements, Contracts and Commitments

Schedule 2.12(b)	Defaults Under Key Contracts

Schedule 2.15	Litigation

Schedule 2.16	Insurance

Schedule 2.19	Third Party Expenses

Schedule 2.20(b)(i)	Employee Overview

Schedule 2.20(b)(ii)	List of Company Employee Plans and Employee Agreements

Schedule 2.20(d)	Post-Employment Obligations

Schedule 2.20(f)	Outstanding Offers of Employment

Schedule 2.21	Contracts Containing Warranties and/or Indemnities

Schedule 2.24(a)	List of Company Facilities

Schedule 2.24(b)	Liens on Assets

Schedule 2.25(b)	Company Registered Intellectual Property Rights

Schedule 2.25(c)	Mask Works

Schedule 2.25(d)	Company Products

Schedule 2.25(e)	Maintenance of Registered Intellectual Property

Schedule 2.25(g)	Intellectual Property Settlement Agreements

Schedule 2.25(r)	Government Funding

Schedule 2.25(u)(i)	Inbound IP Licenses

Schedule 2.25(u)(ii)	Outbound IP Licenses

Schedule 2.25(u)(iii)	Other IP Licenses

Schedule 2.25(v)	IP Warranties

Schedule 6.9(i)	Continuing Employees Receiving Performance Options

Schedule 6.9(ii)	Terms of Performance Options

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Schedule 7.3(f)	Parties Signing Non-Competition Agreements

Schedule 7.3(k)	Third Party Consents Required for Closing

Schedule 7.3(p)(i)	Form of Consent and Waiver Relating to Intellectual Property Escrow Provisions

Schedule 7.3(p)(ii)	List of Certain Contracts with Intellectual Property Escrow Provisions

Schedule 7.3(q)(i)	List of Contracts to be Modified

Schedule 7.3(q)(ii)	Description of Modifications to Certain Contracts

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STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2004 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Parent acting, in accordance with article 60 of the Belgian Companies Code, in the name and on behalf of Cypress Semiconductor (Belgium) BVBA, a Belgian corporation and a wholly-owned subsidiary of Parent in formation (“Buyer Sub”), FillFactory NV, a Belgian corporation (the “Company”), the Signing Company Stockholders (as defined in Section 1.3(a) below) and, with respect to ARTICLE VIII and ARTICLE X hereof only, U.S. Bank, National Association (the “Escrow Agent”) and Luc De Mey and IT-Partners NV (the “Stockholder Agents”).

RECITALS

          A.          The Signing Company Stockholders believe it is in their best interests and the boards of directors of each of the Company and Parent believe it is advisable and in the best interests of each company and their respective stockholders that Buyer Sub acquire the Company through the purchase (the “Stock Purchase”) of all of the Company Capital Stock (as defined in Section 1.3(a) below), in accordance with the terms and conditions of this Agreement and the form of Warrantholder Stock Purchase Agreements in substantially the form attached hereto as Exhibit A (the “Warrantholder Stock Purchase Agreements”) and, in furtherance thereof, have approved the transactions contemplated hereby.

          B.          The Company Stockholders are the owners of and have good and valid title to the Company Capital Stock, free and clear of any encumbrances.

          C.          Subject to the terms and conditions of this Agreement and the Warrantholder Stock Purchase Agreements, Buyer Sub will purchase and the Company Stockholders will sell all of the Company Capital Stock in consideration for cash payments, as set forth in ARTICLE I hereof and in the Warrantholder Stock Purchase Agreements.

          D.          The Company Stockholders, the Company, Parent and Buyer Sub desire to make certain representations and warranties and other agreements in connection with the Stock Purchase.

          E.          A portion of the consideration otherwise payable by Buyer Sub in connection with the Stock Purchase shall be placed in escrow, the release of which amount shall be contingent upon certain conditions, all as set forth in ARTICLE VIII hereof.

          F.          Concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Buyer Sub to enter into this Agreement, certain key employees and consultants of the Company are entering into non-competition and non-solicitation agreements with Parent in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreements”).

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

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ARTICLE I

PURCHASE AND SALE OF STOCK

          1.1  Sale of Stock.  At the Closing (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the Warrantholder Stock Purchase Agreements, including satisfaction of the conditions found in ARTICLE VII hereof, each of the Company Stockholders will sell, transfer, convey and deliver to Buyer Sub and Buyer Sub will purchase and acquire from each of the Company Stockholders, good and valid title to the shares of Company Capital Stock now owned and to be owned at the Closing by such Company Stockholders, at the Closing, free and clear of any liens, pledges, charges, claims, security interests, usufructs (vruchtgebruik), options, pre-emption rights or other encumbrances or third party rights of any sort (“Liens”), such that, as of immediately following the Closing, assuming Buyer Sub has not taken and does not take any action to transfer or encumber any shares of Company Capital Stock, the Company will become a wholly-owned subsidiary of Buyer Sub.

          1.2  Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the purchase and sale of the Company Capital Stock and the transfer of title to the Company Capital Stock by the Company Stockholders to Buyer Sub (the “Closing”) will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Linklaters De Bandt, Brederode 13, Brussels, B-1000, Belgium, unless another place or time is agreed to by Parent and the Company.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  For all purposes of this Agreement, the term “business day” will mean any day other than a Saturday, Sunday or a day on which banking institutions in California or Belgium are authorized or obligated by law or executive order to close.

          1.3  Purchase Price and Payment.

                    (a)  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

                    “Class A Stockholders” shall mean holders of any shares of Class A stock of the Company.

                    “Class B Stockholders” shall mean holders of any shares of Class B stock of the Company.

                    “Class C Stockholders” shall mean holders of any shares of Class C stock of the Company.

                    “Company Capital Stock” shall mean the entire capital stock of the Company, including all shares of Class A stock, all shares of Class B stock and all shares of Class C stock of the Company.

                    “Company Stockholders” shall mean holders of any shares of Company Capital Stock immediately prior to the Closing, including the holders of shares of Company Capital Stock listed in Schedule 2.2(b).

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                    “Company Warrants”shall mean all outstanding warrants (warrants), options or other rights to purchase or otherwise acquire or receive shares of Company Capital Stock, whether or not vested.

                    “Continuing Employee” shall mean each person who shall continue as an employee of the Company after the Closing Date.

                    “Contract” shall mean any agreement, contract, license, obligation, commitment, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

                    “Escrow Amount” shall mean an amount equal to $14,000,000.

                    “Escrow Portion” shall mean, with respect to each Signing Company Stockholder, the amount of cash equal to the product obtained by multiplying (i) the Escrow Amount by (ii) the quotient obtained by dividing (A) the Consideration Portion of such Signing Company Stockholder by (B) the Consideration Portion of all Signing Company Stockholders.

                    “Fraud” shall mean any misstatement or omission which has been knowingly made with the willful intention of misleading the party to whom such misstatement or omission was made or any breach of a covenant or agreement that was made with willful intent to breach.

                    “GAAP” shall mean generally accepted accounting principles in Belgium.

                    “Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have been reasonably likely to become aware of such fact or other matter after conducting a reasonable investigation.  For the avoidance of doubt, references to the “Knowledge of the Class A Stockholders” or similar language shall mean the Knowledge of any Class A Stockholder.

                    “Law” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, ordinance, constitution, principle of common law or treaty.

                    “Liability” or “Liabilities” shall mean any liability, indebtedness, obligation, fee, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP.

                    “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the specified entity and its subsidiaries, taken as a whole.

                    “Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

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                    “Ordinary Course of Business” shall refer, with respect to the entity in question, to actions that:

                              (i) are taken in the ordinary course of the normal day-to-day operations of the entity;

                              (ii) are consistent with past operations and past practices;

                              (iii) do not require authorization by the board of directors or by the shareholders’ meeting of such entity; and

                              (iv) are prudent and reasonable.

                    “Permit” shall mean any permit, authorization, approval, clearance, consent, concession, franchise or license.

                    “Proceeding” shall mean any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit, writ (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any court, administrative agency or other governmental body or any arbitrator.

                    “Purchase Price” shall mean an amount equal to $100,000,000.

                    “Related Agreements” shall mean the Warrantholder Stock Purchase Agreements, the Non-Competition Agreements and all other agreements and certificates entered into by the Company and/or its employees or consultants or any Company Stockholder in connection with the transactions contemplated herein.

                    “Return Charges” shall mean the cumulative costs incurred by the Company (which costs shall be the cost of goods for returned products that are replaced to the customer and the sales price for returned products that are not so replaced) for products of the Company tested and sold prior to the Closing (or sold after the Closing if such products were tested and in finished goods inventory as of the Closing) and returned, rejected or subject to warranty claims or charges during the period of six months from the Closing, in excess of any provision made therefore in the Current Balance Sheet and provided that they exceed $50,000 in the aggregate.

                    “Signing Company Stockholder” shall mean each Company Stockholder who is a party to this Agreement (including each Class A Stockholder), the names of which are set forth on the signature pages hereto.

                    “Spreadsheet” shall mean the spreadsheet that will be delivered by the Company to Parent three business days prior to the Closing Date, which shall separately list, as of the Closing, (i) all Company Stockholders (and each such Company Stockholder’s respective address and national number or enterprise number if applicable), (ii) the number of shares of Company Capital Stock held by each such Company Stockholder, including the amount and types of shares of Company Capital Stock held by such Company Stockholder and the respective share registry numbers of such shares, (iii) the date of acquisition of such shares, (iv) the aggregate amount of consideration to be paid to each Company Stockholder upon the Closing, (v) the aggregate amount of consideration to be deposited into the Escrow Fund (as defined in Section 8.2(b)) on behalf of each Signing Company Stockholder, (vi) the aggregate amount of consideration to be paid to each Company Stockholder at the Closing (less the amounts of consideration to be deposited into the Escrow Fund on behalf of Signing Company Stockholders), (vii) the aggregate amount of consideration to be paid on January 30, 2007 for any Company Stockholders, (viii) any amounts required to be deducted or withheld from

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any consideration payable or otherwise deliverable pursuant to this Agreement with respect to each Company Stockholder under any provision of state, local or foreign Tax Law, (ix) instructions for wire transfer of consideration to each Company Stockholder, and (x) a certification that all Company Warrants ever in existence have, as of immediately prior the Closing, been exercised or that the holders of such Company Warrants have agreed that no rights under such Company Warrants exist such that, as of immediately prior to the Closing, no Company Warrants exist or are (or will be) exercisable.

                    “Third Party Expenses” shall mean all fees and expenses incurred in connection with the Stock Purchase, whether or not the Stock Purchase is consummated, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

                    “Threatened” shall mean, with respect to any Proceeding or other matter, the fact that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), indicating that such a Proceeding or other matter may be asserted, commenced, taken or otherwise pursued in the future.

                    “U.S. GAAP” shall mean generally accepted accounting principles in the United States.

                    All cash payments made under this Agreement shall be in United States dollars and “cash,” “$,” and “dollars” shall each mean United States dollars.

                    (b)  Amount of Payment.  In full consideration of the sale, assignment and transfer of the Company Capital Stock and the agreements of the Company Stockholders made in connection with the transactions contemplated hereby, Buyer Sub shall pay to each Signing Company Stockholder such Signing Company Stockholder’s Consideration Portion (as defined below) of the Purchase Price.  Each Company Stockholder’s “Consideration Portion” shall mean an amount of cash as set forth next to such Company Stockholder’s name on Schedule 1.3(b) which amounts shall be payable at the Closing except for such amounts as are indicated on Schedule 1.3(b) as payable on January 30, 2007.  Pursuant to the Warrantholder Stock Purchase Agreements, in full consideration of the sale, assignment and transfer of the Company Capital Stock and the agreements of the Company Stockholders other than the Signing Company Stockholders made in connection with the Warrantholder Stock Purchase Agreements, Buyer Sub shall pay to each Company Stockholder that executes and delivers a Warrantholder Stock Purchase Agreement such Company Stockholder’s Consideration Portion of the Purchase Price.  For the avoidance of doubt, the aggregate amount of the Consideration Portions payable to all Company Stockholders pursuant to this Agreement and the Warrantholder Stock Purchase Agreements (and subject to the escrow provisions of this Agreement) shall not exceed the Purchase Price.  Accordingly, in the event that the names or stockholdings of the Company Stockholders should be different in any respect from those set forth on Schedule 1.3(b), the Consideration Portion of each Company Stockholder shall be appropriately adjusted in the Spreadsheet by the Company in a manner consistent with Schedule 1.3(b) so as to provide for the purchase of all shares of Company Capital Stock by Buyer Sub for an amount not to exceed the Purchase Price and the payment of a specified percentage of the Purchase Price to be paid to each Class A Stockholder on January 30, 2007, and, subject to Parent’s approval of such adjustments (which approval will not be unreasonably withheld), such adjusted Consideration Portions shall be the Consideration Portions for the Company Stockholders for all purposes. Parent shall be responsible and liable for any failure of Buyer Sub to make the payments of the Purchase Price to the Company Stockholders and the Escrow Fund as provided in this Agreement and in the Warrantholder Stock Purchase Agreements.

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                    (c)  Delivery of Cash Consideration.  Payment of the Consideration Portion of the Purchase Price of each Signing Company Stockholder in accordance with Section 1.3(b) shall be paid by or on behalf of Buyer Sub at the Closing by wire transfer to the account of such Signing Company Stockholder at a bank specified in the Spreadsheet; provided, however, that, on behalf of the Signing Company Stockholders, on the Closing Date, Buyer Sub shall deposit into the Escrow Fund (as defined in Section 8.2(b)) the Escrow Amount out of the Purchase Price otherwise payable pursuant to Section 1.3(b) and this Section 1.3(c), and provided, further, that a portion of the Consideration Portion payable to Class A Stockholders, as set forth on Schedule 1.3(b) shall be paid on January 30, 2007.  The portion of the Escrow Amount contributed on behalf of each Signing Company Stockholder shall be equal to the Escrow Portion.

                    (d)  Signing of Share Register.  On the Closing Date, each Company Stockholder or a duly authorized attorney-in-fact of each Company Stockholder shall record the transfer of the shares of Company Capital Stock owned by such Company Stockholder to Buyer Sub in the Company’s share register and shall sign the Company’s share register to that effect.  On the Closing Date, Buyer Sub or its duly authorized attorney-in-fact shall sign the Company’s share register to accept transfer of the Company Capital Stock from the Company Stockholders.

          1.4  No Further Ownership Rights in the Company Capital Stock.  The Purchase Price, subject in the case of the Signing Company Stockholders to the deposit of a portion thereof into the Escrow Fund (as defined in Section 8.2(b)) and the payment of a portion thereof on January 30, 2007 as described in Section 1.3(c), shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Capital Stock and the Company Stockholders shall have no continuing rights with respect to or arising from the Company Capital Stock following the Closing.

          1.5  Further Action.  If, at any time after the Closing, any further action is necessary to ensure that Buyer Sub or any successor thereto retains full right, title and possession to the Company Capital Stock, which will give Buyer Sub full control over all of the assets, property, rights privileges, powers and franchises of the Company, the Company Stockholders and Buyer Sub will each take all such action.

          1.6  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes resulting from the purchase and sale of Company Capital Stock contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by the Company Stockholders, and the Company Stockholders will, at their own expense, file all necessary returns and other documentation with respect to all such Transfer Taxes.

          1.7  Required Withholding.  Each of Parent, Buyer Sub and Escrow Agent will be entitled to deduct from any consideration payable or otherwise deliverable pursuant to this Agreement to any Company Stockholder, including any actual or imputed interest earned on or with respect to the Escrow Fund, such amounts as may be required to be deducted or withheld therefrom under any provision of Belgian, United States (federal, state or local) or other Tax Law or under any other applicable Law.  To the extent such amounts are so deducted, the amount of such consideration will be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.  For the avoidance of doubt, this Section 1.7 shall apply to any withholding obligations whether arising as a result of the transactions contemplated by this Agreement or otherwise.  Each Signing Company Stockholder acknowledges and agrees that, to the extent that any withholding obligations may be applicable to such

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Signing Company Stockholder in connection with any compensation paid to such Signing Company Stockholder at any time in the past or in the future, these obligations may be satisfied in accordance with this Section 1.7.  Notwithstanding any provision to the contrary in any Company Warrant (or other warrant ever granted or issued by the Company), each Signing Company Stockholder acknowledges and agrees that such Signing Company Stockholder shall be fully liable for any Tax consequences associated with the grant to such Signing Stockholder or exercise by such Signing Stockholder of any Company Warrant (or other warrant ever granted or issued by the Company) or any sale by such Signing Stockholder of Company Capital Stock issued upon exercise of any Company Warrant (or other warrant ever granted or issued by the Company) except for the amounts set forth on Schedule 1.7 relating to acceleration of the Company Warrants.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CLASS A STOCKHOLDERS

          Subject to such exceptions as are clearly disclosed in Schedules 2.1 through 2.25 (each such Schedule applying only to the representations of the same number), delivered herewith by the Company to Parent, the Class A Stockholders each represent and warrant to Parent and Buyer Sub that the following are true and correct as of the date hereof and shall be true and correct as of the Closing except where expressly stated to be true as of a specified date prior to the Closing, in which case it shall, as of the Closing, continue to be true and correct as of such specified date.  For the avoidance of doubt, in case of inaccuracy or breach of any of the following representations and warranties, the remedies of Parent and Buyer Sub shall be subject to the provisions (and subject to the restrictions and limitations therein) of ARTICLE VIII hereof, including, without limitation, Section 8.3 hereof.

          2.1  Organization and Existence of the Company

                    (a)  The Company is a limited liability company (naamloze vennootschap) duly and validly incorporated, organized, existing and in good standing under the Laws of Belgium.  The Company has the legal right and full power to own its properties and to carry on its business as now being conducted and said business has been conducted and is being conducted in conformity with the Company’s articles of association (statuten), as amended (“Articles of Association”), and other organizational documents, each as amended, and all applicable Laws.  Attached as Schedule 2.1(a) is a true, correct and complete copy of the Company’s Articles of Association.

                    (b)  The Company is duly registered with the register of legal entities (rechtspersonenregister) under enterprise number 0468.532.269.  The Company is duly registered with all competent authorities in all countries where it conducts its business or owns or uses any assets, in accordance with applicable Laws.  The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which it does business and in which the failure to be so qualified would be material to the Company.  Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

                    (c)  There are no legal grounds that could lead to the annulment of the Company.

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                    (d)  The Company has not been dissolved by a resolution of any shareholders’ meeting, and no shareholders’ meeting has been called to that effect.

                    (e)  The Company has not been dissolved by a court decision, it has not been declared bankrupt and has not obtained a judicial composition (gerechtelijk akkoord).  There is no request pending or Threatened for any such decision and there are no legal grounds that could justify any such decision.

                    (f)  The Company’s net assets have not been reduced to an amount that is less than 50% of its registered capital or the minimum capital required by Belgian Law.

                    (g)  The Company is not a party to any merger, split, contribution or sale of a division (bedrijfstak) or a business as a whole (algemeenheid) or any other restructuring.

          2.2  Company Capital Structure

                    (a)  There are no issued shares of Company Capital Stock or Company Warrants, other than the shares of Company Capital Stock owned by the Company Stockholders and to be transferred to Buyer Sub pursuant to the Stock Purchase.

                    (b)  As of the date hereof, the registered capital of the Company amounts to € 6,564,892.54 .  As of the date hereof, it is represented by 28,891 registered shares, of which (i) 2,675 shares are Class A stock of the Company, (ii) 3,000 shares are Class B stock of the Company, and (iii) 23,216 shares are Class C stock of the Company.  The Company Capital Stock is owned by the persons, with the addresses, in the amounts, with the share registry numbers and was issued on the dates set forth in Schedule 2.2(b).

                    (c)  The authorized capital of the Company amounts to €10,000,000 and expires on June 3, 2008.

                    (d)  The Company Capital Stock and Company Warrants issued on or prior to the Closing Date have been duly and validly issued in compliance with Belgian Law, and are not subject to any Liens of any kind.  As of the Closing, no Company Warrants shall exist or be exercisable.  The Company Capital Stock owned by the Company Stockholders and to be transferred to Buyer Sub pursuant to the Stock Purchase are fully paid in and shall, as of the Closing, constitute 100% of all of the issued capital shares in the Company.

                    (e)  Each share of Company Capital Stock is freely transferable.

                    (f)  Each of the Company Stockholders has full, exclusive and unconditional title to that number of shares of Company Capital Stock set opposite such Company Stockholder’s name in Schedule 2.2(b) as of the date hereof and in the Spreadsheet as of immediately prior to the Closing, and, at the Closing, Buyer Sub shall acquire full, exclusive and unconditional ownership of the Company Capital Stock, free and clear of all Liens of any kind.

                    (g)  The share register of the Company (i) has been provided to Parent, (ii) is consistent in all respects with the information contained in Schedule 2.2(b) and (iii) accurately reflects the number of shares of Company Capital Stock held by each Company Stockholder as of the date hereof.  The warrant register of the Company (i) has been provided to Parent, (ii) is consistent in all respects with the information contained in Schedule 2.2(j) and (iii) accurately reflects the number of Company Warrants held by each holder of Company Warrants as of the date hereof.

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                    (h)  There are no restrictions affecting the rights attached to the Company Capital Stock other than those provided for by Law or in the Company’s Articles of Association, as amended.  There are no shares of Company Capital Stock that are subject to a repurchase option, risk of forfeiture or other similar condition, including under any applicable restricted stock purchase agreement or other agreement with the Company.  None of the rights attached to the Company Capital Stock, and in particular voting rights or rights to dividends, have been transferred to any other stockholder or any third party or may be exercised by any other stockholder or any third party, by virtue of a power of attorney, proxy or similar authorization.

                    (i)  The voting rights attached to the Company Capital Stock have never been suspended for any reason whatsoever.

                    (j)  The Company has not issued any founders’ shares (oprichtersaandelen), profit shares (winstaandelen), bonds, convertible bonds or any Company Warrants (except for the Company Warrants that have been issued and granted to employees or consultants pursuant to the resolutions of the Company’s shareholders’ meeting on January 15, 2001 and of the Company’s board of directors on November 21, 2000, August 29, 2001 and September 26, 2003 (the “Option Plans”)).  As of the date of this Agreement, no more than 2,097 shares of Class C stock of the Company may be issued to employees and consultants pursuant to the Option Plans, of which all 2,097 shares are subject to outstanding, unexercised Company Warrants. .  Schedule 2.2(j) sets forth for each outstanding Company Warrant as of the date hereof, the name of the holder of such Company Warrant, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such Company Warrant, the exercise price of such Company Warrant, the grant date and vesting commencement date for such Company Warrant, and the vesting schedule or window for such Company Warrant, including the extent vested as of the date hereof and whether the vesting of such Company Warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions).  Except with respect to those Company Warrants granted to employees or consultants under the Option Plans and listed in Schedule 2.2(j), no shares of Company Capital Stock are issuable upon the exercise, conversion or exchange of any Company Warrants.  All Company Warrants that have been issued by the Company have been duly and validly issued and granted in compliance with Belgian and other applicable Law including applicable Belgian and other applicable conflict of interest Laws, and all such Company Warrants will have been validly exercised and converted into Company Capital Stock or the holders of such Company Warrants will have agreed that no rights exist under such Company Warrants prior to the Closing Date.  Except with respect to the conversion of the aforementioned Company Warrants granted under the Option Plans, there are no options, warrants, calls, rights or Contracts of any kind obligating the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any shares of Company Capital Stock, Company Warrants or other securities, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or Contract. At the Closing, assuming that Buyer Sub does not transfer or encumber any shares of Company Capital Stock as a result of actions taken by Buyer Sub, Buyer Sub will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive such Company Capital Stock.  Except as contemplated by this Agreement, there are no Contracts, rights agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound or of which any Class A Stockholder has Knowledge with respect to any Company

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Capital Stock or Company Warrants.  All securities of the Company have been issued or repurchased (in the case of securities that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Law, and were issued, transferred and repurchased (in the case of securities that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation.

                    (k)  All information provided by the Company to the Parent and Buyer Sub regarding the Company Capital Stock, the Option Plans and the issuance of the Company Warrants is true, accurate, complete and not misleading.

                    (l)  The Company does not have any outstanding loans or indebtedness to any holder of Company Capital Stock, employee, consultant or director.

                    (m)  The payment of the consideration for the Stock Purchase in accordance with this Agreement and the Warrantholder Stock Purchase Agreements (including without limitation, the payment of different per share amounts to different Company Stockholders) does not contravene or violate any provision of applicable Law or any Contract to which the Company or any Company Stockholder is a party or, to the Knowledge of the Class A Stockholders, any other Contract, and has been duly authorized, to the extent required, by the Company and the Company Stockholders.

          2.3  Subsidiaries.  The Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

          2.4  Authority.

                    (a)  The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company.

                    (b)  This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.  The execution and delivery of this Agreement by the Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not:

                              (i)  except as set forth on Schedule 2.4(b)(i), conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (A) any provision of the Company’s Articles of Association or organizational documents of the Company, (B) any mortgage, indenture, lease, Contract or other agreement or instrument to which the Company is a party, or (C) any Permit, Order or Law applicable to the Company or its properties or assets;

                              (ii)  result in the creation or imposition of any pledge, mortgage, or other security interest (zekerheid) upon or with respect to any of the assets owned or used by the Company;

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                              (iii)  except as set forth on Schedule 2.4(b)(iii), authorize any competent authority to suspend, modify, terminate or cancel any Permit of the Company;

                              (iv)  authorize any competent authority to request the reimbursement or refuse to pay any of the grants or subsidies paid or granted to the Company; or

                              (v)  impose any legal or contractual restrictions on the assets or business activities of  the Company.

                    (c)  No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the consents, waivers, authorizations, filings, approvals and registrations which are set forth in Schedule 2.4(c).

          2.5  Company Financial Statements.  Schedule 2.5 sets forth the Company’s (a) audited annual accounts (including balance sheet, statements of income and annexes) as of December 31, 2002 (the “2002 Year-End Financials”), (b) audited annual accounts (including balance sheet, statements of income and annexes) as of December 31, 2003 (the “2003 Year-End Financials”, and together with the 2002 Year-End Financials, the “Year-End Financials”) and (c) unaudited accounts (including balance sheet, statements of income and annexes) as of March 31, 2004 (the “Interim Financials”).  The balance sheet included in the 2003 Year-End Financials shall be referred to herein as the “Current Balance Sheet.”  The Year-End Financials are true and correct in all material respects and have been prepared in accordance with Belgian Laws and GAAP applied on a consistent basis throughout the periods presented and consistent with each other.  The Year-End Financials truly and fairly present the Company’s assets, liabilities, financial position and operating results as at the respective dates thereof and during the periods indicated therein.  The Interim Financials have been provided to Parent for information purposes only but have been prepared in accordance with the Company’s prior accounting principles and practices.

          2.6  No Undisclosed Liabilities.  The Company does not have any Liabilities, except Liabilities that: (i) are reflected in the Current Balance Sheet or (ii) have arisen since the date of the Current Balance Sheet in the Company’s Ordinary Course of Business and are not material either individually or in the aggregate.

          2.7  Accounts Receivable

                    (a)  Schedule 2.7(a) sets forth a report of all of the accounts receivable of the Company (“Accounts Receivable”) as of March 31, 2004, indicating: (i) the aggregate amount of Accounts Receivable (A) 0 to 30 days past due, (B) 31 to 60 days past due, (C) 61 to 90 days past due and (D) 91 to 120 days past due; and (ii) for any Account Receivable that is 90 days or more past due, the amount by individual account and the reason such account is 90 days or more past due.  All Accounts Receivable of the Company represent valid obligations arising from sales actually made or services actually performed by the Company, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for Accounts Receivable arising subsequent to the date of the Current Balance Sheet, as set forth on Schedule 2.7(a).  No person has any Lien on any Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any Accounts Receivable.

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                    (b)  All Accounts Receivable that are reflected in the accounting records of the Company as of the Closing Date will represent valid obligations arising from sales actually made or services actually performed by the Company.  No person will have any Lien on any such Accounts Receivable, and no request or agreement for deduction or discount will have been made with respect to any such Accounts Receivable.

                    (c)  Unless paid prior to the Closing Date, all of the Accounts Receivable are, or will be, as of the Closing Date, collectible consistent with past practice net of the respective provisions shown in the Current Balance Sheet of the Company or on the accounting records of the Company as of the Closing Date or on Schedule 2.7(a). These provisions are adequate and calculated consistent with past practice in accordance with applicable Laws and GAAP.  Subject to such provisions, each of the Accounts Receivable either has been or will be collected consistent with past practice.

          2.8  Inventory and Customers.

                    (a)  Inventory.  Schedule 2.8(a) sets forth the Company’s total inventory as of March 31, 2004.   All of the inventory of the Company reflected in Schedule 2.8(a), on the Current Balance Sheet and on the Company’s books and records or held by third parties on the Company’s behalf on the date hereof was purchased, acquired or produced in the Ordinary Course of Business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods.  None of the inventory of the Company reflected in Schedule 2.8(a), on the Current Balance Sheet or on the Company’s books and records or held by third parties on the Company’s behalf as of the date hereof (in either case net of the reserve therefor as reflected on the Current Balance Sheet or on Schedule 2.8(a)) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer Contracts.

                    (b)  Customers.  None of the Class A Stockholders has any Knowledge that any Company customer intends to reduce its purchases of Company products or services or that any Company customer intends to change its relationship with the Company in a manner adverse to the Company.

          2.9  No Changes.  Except as set forth on Schedule 2.9, since the date of the Current Balance Sheet until the date hereof, there has not been, occurred or arisen any:

                    (a)  transaction by the Company except in the Ordinary Course of Business as conducted as of the date of the Current Balance Sheet;

                    (b)  amendments or changes to the Articles of Association or organizational documents of the Company;

                    (c)  capital expenditure or commitment for a capital expenditure by the Company exceeding €20,000 individually or €50,000 in the aggregate;

                    (d)  destruction of, material damage to or loss of any assets, business or customer of the Company (whether or not covered by insurance);

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                    (e)  organized labor trouble or claim of any unlawful labor practice or action;

                    (f)  event or condition of which the Class A Stockholders have Knowledge that has had, or would be reasonably expected to have, a Material Adverse Effect on the Company;

                    (g)  change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by the Company;

                    (h)  revaluation by the Company of any of its assets;

                    (i)  declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

                    (j)  increase in the salary or other compensation (including any equity-based compensation, bonus or payment) payable or to become payable to any of its employees, consultants or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

                    (k)  sale, lease, license or other disposition of any of the assets or properties of the Company, except in the Ordinary Course of Business;

                    (l)  amendment or termination (other than pursuant to its terms) of any Contract described in Schedule 2.12 or Schedule 2.25;

                    (m)  loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

                    (n)  waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

                    (o)  issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                    (p)  change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.25) to the Company, other than in the Ordinary Course of Business;

                    (q)  termination, voluntary or involuntary, of any employee or consultant;

                    (r)  commencement or settlement of any litigation or Proceeding involving the Company;

                    (s)  acquisition or agreement to acquire (including by way of a merger or consolidation or by purchasing any assets or equity securities) any business or any corporation, partnership, association or other business organization or division thereof;

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                    (t)  entry into, or agreement to enter into, any strategic alliance, joint development or joint marketing arrangement by the Company;

                    (u)  Tax audit or investigation or written notification thereof; or

                    (v)  agreement by the Company or any director, consultant or employee thereof to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and Buyer Sub and their respective representatives regarding the transactions contemplated by this Agreement).

          2.10  Tax and Other Returns and Reports.

                    (a)  Definition of Taxes.  For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, whether imposed directly or through withholding, including, without limitation, social security contributions and taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, capital stock, stamp, environmental, windfall profit, custom, duty  and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                    (b)  Tax Returns and Audits.

                              (i)  The Company has prepared and timely filed all required federal, state, local and foreign returns, information statements, reports, tax slips, forms, declarations and other documents (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations or relating to any remuneration, commission or benefit granted to any stockholder, director employee or any other person that are required to be filed and such Returns are true and correct in all respects and have been completed in accordance with applicable Law.

                              (ii)  The Company:  (A) has paid in a timely manner to the appropriate Tax authorities all Taxes it is required to pay, except for such Taxes the amount of which is subject to litigation with the applicable tax authorities and has been disclosed in Schedule 1.7, (B) has withheld with respect to its employees all Belgian federal, state and foreign income taxes, and other Taxes required to be withheld and has paid all such taxes to the proper governmental agencies to the extent such Taxes are due, and (C) has made adequate provisions for Taxes not yet due and payable (to the extent that such provisions need to be made pursuant to GAAP) and attributable to all periods, including portions thereof, ending on or before the date of this Agreement or the Closing Date.

                              (iii)  There is no Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company discussed or executed any waiver, or agreement with respect to any waiver, of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                              (iv)  To the Knowledge of the Class A Stockholders and the employees, accountants and consultants of Company involved in Tax matters, no audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for, or informed by any Tax authorities that they intend to conduct, such an audit or other examination.  No

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adjustment of any Tax has been assessed by any Tax authorities, and the Company is not aware of any factual basis upon which an audit or examination could be based that would result in an additional assessment or Tax adjustment.

                              (v)  The Company has provided or made available to Parent copies of all federal, state and foreign income tax and VAT Tax Returns and assessment notices for all periods for which the statute of limitations has not yet lapsed.

                              (vi)  The Belgian federal, state or local tax administration has not exercised any Liens on the assets of the Company relating to or attributable to Taxes and there are no other Liens on the assets of the Company attributable to Taxes.

                              (vii)  The Company is not a party to a Tax sharing, allocation or indemnification agreement nor does the Company owe any amount under any such agreement.

                              (viii)  No power of attorney (or similar authority) relating to Tax matters, Tax audits or Tax Returns has been granted with respect to the Company, except for the implied power of attorney of the auditor of the Company for filing Tax Returns.

                              (ix)  The Company has complied with the provisions of the Belgian Income Tax Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other Law, and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Tax authority all such amounts required.

                              (x)  No relief (including by way of deduction, reduction, set-off, exemption or otherwise) from, against or in respect of any taxation or charge has been claimed by or given to the Company which could be withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time before the Closing or as a result of entering into this Agreement.

                              (xi)  No Tax authority in a jurisdiction where the Company does not file Tax Returns has asserted to the Company that the Company is, or may be, subject to taxation by such jurisdiction.

          2.11  Restrictions on Business Activities.  Except for the agreements, commitments, Contracts or Orders set forth in Schedule 2.11, there is no agreement, commitment, Contract or Order to which the Company is a party or by which it is bound, which has the effect of prohibiting or materially restricting the Company’s ability to develop, market, sell, distribute or service any class of products or services.  Without limiting the foregoing, except for the agreements, commitments, Contracts or Orders set forth in Schedule 2.11, the Company has not entered into any agreement or Contract under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

          2.12  Agreements, Contracts and Commitments.

                    (a)  Except as set forth in Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                              (i)  any collective bargaining agreements at the level of the Company;

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                              (ii)  any Contracts or arrangements that contain any severance pay or post-employment liabilities or obligations;

                              (iii)  any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

                              (iv)  any employment or consulting Contract with an employee or individual consultant or salesperson or any consulting or sales agreement or Contract under which any firm or other organization provides services to the Company;

                              (v)  any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or upon the occurrence of any subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (or upon the occurrence of any subsequent events);

                              (vi)  any lease of personal property having a value in excess of $20,000 individually or $50,000 in the aggregate;

                              (vii)  any agreement of indemnification or guarantee;

                              (viii)  any Contract relating to capital expenditures and involving future payments in excess of $20,000 individually or $50,000 in the aggregate;

                              (ix)  any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise other than the sale of inventory in the Ordinary Course of Business;

                              (x)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                              (xi)  any purchase order or Contract for the purchase of raw materials or finished products involving $250,000 or more per order or entered into outside of the Ordinary Course of Business;

                              (xii)  any construction Contracts;

                              (xiii)  any distribution, joint marketing or development agreement;

                              (xiv)  any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code; or

                              (xv)  any other Contract that involves $100,000 or more individually or is not cancelable without penalty within three (3) months.

                    (b)  The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be set forth on Schedule 2.12(a) or Schedule 2.25 (any such Contract, a “Key Contract”).  Each Key Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), to the Knowledge of the Class A Stockholders, no party obligated to the Company pursuant to a Key Contract is in default thereunder.

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          2.13  Interested Party Transactions.

                    (a)  No director of the Company or Class A Stockholder (nor, to the Knowledge of the Class A Stockholders, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from, or sells or furnishes to, the Company any goods or services or (iii) a beneficial interest in any Contract set forth on Schedule 2.12(a) or Schedule 2.25; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.13.  No employee or consultant of the Company who is not a director or Class A Stockholder is a party to any agreement or arrangement with the Company other than employment or consulting agreements entered into in the Ordinary Course of Business.

                    (b)  The Company does not owe any amounts to any of its past or present stockholders, directors, employees, consultants or agents (nor, to the Knowledge of the Class A Stockholders, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), other than for payment of salaries and compensation for services actually rendered to the Company in the Ordinary Course of Business. There are no amounts owed to the Company by any of the foregoing persons.

          2.14  Compliance with Laws.  The Company has complied reasonably with, is not otherwise in violation in any material respect of, and has not received any notices of violation with respect to, any Law.

          2.15  Litigation.  There is no action, suit, arbitration or Proceeding of any nature as to which the Company or any Class A Stockholder has received notice (including by way of service of process) or as to which any Class A Stockholder has Knowledge that is pending or Threatened against the Company, its properties or any of its directors, employees or consultants, in their respective capacities as such, and the Class A Stockholders are not aware of any basis for the foregoing.  There is no investigation as to which the Company or any Class A Stockholder has received notice (including by way of service of process) or as to which any Class A Stockholder has Knowledge that is pending or Threatened against the Company, its properties or any of its employees, consultants or directors in their respective capacities as such, by or before any Governmental Entity, and neither the Company nor any of the Company Stockholders is aware of any basis for the foregoing.  Schedule 2.15 sets forth, with respect to any pending or Threatened action, suit, Proceeding, arbitration or investigation as to which the Company or any Class A Stockholder has received notice (including by way of service of process) or as to which any Class A Stockholder has Knowledge, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.  The Company has received no notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

          2.16  Insurance.  With respect to the insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, agents and directors of the Company, a listing of which is contained in Schedule 2.16, there is no claim by the Company pending under any of such policies as to which

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coverage has been questioned, denied or disputed by the underwriters of such policies.  To the Knowledge of the Class A Stockholders, taken together, such policies provide adequate insurance coverage for the assets, business, equipment, properties, operations, employees, consultants, agents and directors of the Company for all risks against which a company carrying on the same business as the Company would normally insure itself and for all specific risks to which the Company is exposed.  The Company has not made any claims under such insurance policies in the past three years.  All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies (or other policies providing substantially similar insurance coverage).  Such policies (i) are valid, outstanding, and enforceable in accordance with their terms, (ii) are issued by an insurer that is financially sound and reputable and (iii) are sufficient for compliance with all applicable Laws.  No Class A Stockholders has any Knowledge of any Threatened termination of, or premium increase with respect to, any of such policies.

          2.17  Minute Books.

                    (a)  All accounts, books, ledgers, financial and other records of whatever kind of the Company that must be maintained by Law or that are maintained according to sound business practices (including books and records maintained in accordance with GAAP or for Tax purposes) are up-to-date, have been properly maintained and contain true, accurate and complete records of all matters required to be entered therein, and reflect truly and fairly all transactions involving the business and affairs of the Company.

                    (b)  The minute books of the meetings of the board of directors and shareholders’ meeting of the Company made available to counsel for Parent are the only minute books of the Company and are up-to-date, have been properly maintained and contain true, accurate and complete records of all resolutions adopted at such meetings. The meetings referred to in such minute books were duly and validly called and held, and the resolutions appearing in such minute books were duly and validly adopted and cannot be challenged on the basis of article 64 of the Belgian Company Code or any other applicable Law. The signatures appearing on the minutes are the true signatures of the persons purporting to have signed.

                    (c)  All particulars, resolutions and other documents required to be filed or published in respect of the Company have been duly filed or published in accordance with applicable Law.

          2.18  Environmental Matters.

                    (a)  Hazardous Material.  The Company has not operated any underground storage tanks, and none of the Class A Stockholders is aware of the existence during the period of the Company’s ownership, operation, occupation or leasehold, of any underground storage tank at any property that the Company has at any time owned, operated, occupied or leased.  The Company has not, at any time, disposed of, discharged, emitted or released any amount of any substance that has been designated by any applicable Law to be a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any Environmental Laws, including PCBs, asbestos, oil and petroleum products, urea-formaldehyde (“Hazardous Materials”) so as to contaminate any soil, groundwater, surface water, air or building materials of any property in a manner which would require remediation, investigation or similar response activity under any Law.  No Hazardous Materials are present as a result of the actions or omissions of the Company, or, as a result of any actions of any third party or otherwise, in, on or under any property that the Company has at any time owned, operated, occupied or leased, including the land and the improvements and ground water and surface water thereof, so as to give rise to any liability or clean-up obligation of the Company under any Environmental Laws.  “Environmental Laws” means any and all Laws relating in any way to pollution, the environment or the protection of human health and worker safety, including the Flemish Soil Clean-up Statute.

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                    (b)  There is no pollution present in any of the soil, subsoil or groundwater of the land presently or previously owned, leased or used by the Company so as to give rise to any liability or clean-up obligation of the Company.

                    (c)  Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Laws in effect on or before the Closing, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Environmental Laws in effect prior to or as of the Closing to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                    (d)  Permits.  The Company currently holds, and is (and has been) in compliance with, all environmental approvals, Permits, licenses, clearances and consents (the “Environmental Permits”) and any conditions placed thereon necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                    (e)  Environmental Liabilities.  No action, Proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Class A Stockholders, Threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.  The Company is not aware of any fact or circumstance that is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not been subject to any environmental audit, study or test performed by or on behalf of any Governmental Entity and, to the Knowledge of the Class A Stockholders, there is no reason for any remedial works or clean up.  No such Governmental Entity has given any direction or order to the Company in connection with environmental matters.

          2.19  Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.  Schedule 2.19 sets forth all Third Party Expenses to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

          2.20  Employee Matters and Benefit Plans

                    (a)  Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                              (i)  “Company Employee Plan” shall mean any plan, program, policy, practice, or Contract regarding bonus, regarding bonus, incentive or deferred compensation, deferred income, pensions, medical and/or hospitalization care, severance, termination, non-competition, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock plan or other equity-based, performance or other employee benefit or compensation, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any

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Employee, or by any Employee itself, and with respect to which the Company has or may have any liability or obligation; “Company Employee Plan” also covers individual pension undertakings entered into with any Employee;

                              (ii)  “Employee” shall mean any current, former or retired employee, consultant or director of the Company;

                              (iii)  “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or other Contract or understanding between the Company and any Employee; and

                              (iv)  “Pension Plan” shall mean each Company Employee Plan relating to pensions.

                    (b)  Schedules.  Schedule 2.20(b)(i) contains an accurate and complete list of each current Employee together with all contractually agreed compensation (including salary and bonuses of any kind), and contractually agreed benefits (including pensions, cars, telephone, medical and/or hospitalization care, severance, termination, non-competition, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock plan or other equity based, performance benefits), which is provided or required to be provided by the Company on behalf of such Employee.  Schedule 2.20(b)(ii) contains an accurate and complete list of each Company Employee Plan currently in effect, and each Employee Agreement currently in effect.  The Company does not have any plan or commitment to establish any new Company Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

                    (c)  Employee Plan Compliance.  (i) The Company has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws; (ii)  there are no actions, suits or claims pending, or, to the Knowledge of the Class A Stockholders, Threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan and (iii) there are no audits, inquiries or Proceedings pending or, to the Knowledge of the Class A Stockholders, Threatened with respect to any Company Employee Plan.  The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

                    (d)  No Post-Employment Obligations.  Except as set forth on Schedule 2.20(d), no Company Employee Plan provides, reflects or represents any liability to provide post-termination or retiree health or other post-termination or retiree welfare benefits to any person for any reason, except as may be required by applicable Laws, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree health or other post-termination or retiree welfare benefits, except to the extent required by applicable Laws.

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                    (e)  Effect of Transaction.  Except for the vesting and exerciseability of the Company Warrants that were issued and granted to employees or consultants pursuant to the resolutions of the Company’s shareholders’ meeting on January 15, 2001 and of the Company’s board of directors on November 21, 2000, August 29, 2001 and September 26, 2003 pursuant to the terms of such Company Warrants, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (f)  Employment Matters.  The Company: (i) is in reasonable compliance with all applicable employment Laws, wage determinations and contractual commitments, including with respect to collective bargaining, collective dismissal, Employee compensation, Taxes, health and safety, non-discrimination, working time, work regulations, union delegation issues, placing employees at the disposal of a third party-user, pensions and social security; (ii) warrants that all Pension Plans relating to the Employees are administered in accordance with legal requirements and are fully funded and that none of Parent, Buyer Sub, the Company or any of their successors will incur any additional pension costs in relation to Employees with respect to years of service prior to the Closing Date; (iii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iv) has paid all Taxes and social security contributions where necessary under Belgian Law; and (v) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  Each person who is acting or has acted as a consultant to the Company is acting or has acted as an “independent contractor” and could not, based on the facts and circumstances of his or her consultancy, reasonably be deemed to be or have been “employed” with the Company.  Schedule 2.20(f) sets forth all outstanding offers of employment whether written or oral, made to any Employee or prospective employee, director or consultant, which offer has not been rejected by the offeree.

                    (g)  Labor.  No work stoppage or labor strike against the Company is pending or, to the Knowledge of the Class A Stockholders, Threatened or reasonably anticipated.  The Class A Stockholders do not have Knowledge of any activities or Proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Class A Stockholders, Threatened, relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement at the level of the Company or union Contract with respect to Employees and no collective bargaining agreement at the level of the Company is being negotiated by the Company.

                    (h)  Retention Matters.  No Class A Stockholder has any Knowledge that any Company Employee, or group of Company Employees, intends to terminate employment with the Company.

          2.21  Warranties; Indemnities.  Except for the warranties and indemnities contained in those Contracts set forth in Schedule 2.21, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company, other than standard warranties and indemnities arising in the Ordinary Course of Business and imposed by Law.  The Company has not experienced any warranty claims.

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          2.22  Governmental Authorization.  Each consent, license, Permit, approval, grant or other authorization (including any environmental permits, operating permits, building permits and import or export licenses) (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company.  The Company Authorizations are valid and in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.  None of the Company Authorizations will expire on or before the Closing Date or within 90 days following the Closing Date. The Company conducts its business in accordance to all of the conditions of each Company Authorization and it has made all of the necessary investments in order to maintain its situation.

          2.23  Spreadsheet.  The information contained in the Spreadsheet shall be true, complete and correct as of the Closing.

          2.24  Title to Properties; Absence of Liens and Encumbrances.

                    (a)  The Company owns no real property nor has it ever owned any real property.  Schedule 2.24(a) sets forth a list of all real property currently, or at any time in the past, leased or otherwise occupied by the Company (the “Company Facilities”), the name of the lessor or owner of the real property, the date of the lease or other occupancy agreement and each amendment or other modification thereto (the “Company Leases”), the term of such Company Leases, and the aggregate annual rental and other fees payable under any such Company Leases currently in effect.  All such current Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms.  The Company is not in breach of or in default under any of such current Company Leases and no event or condition has occurred, which could (with the giving of notice or the passage of time or both) constitute a breach of or default by the Company under any such current Company Lease.  To the Knowledge of the Class A Stockholders, no other party to any such current Company Lease is in breach of or in default under any such current Company Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default by the Company under any such current Company Lease.  The Company enjoys peaceful and undisturbed possession of all Company Facilities.

                    (b)  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Year-End Financials and in Schedule 2.24(b) and (ii) Liens for Taxes not yet due and payable.  All lease agreements relating to such properties or assets are duly registered (geregistreerd) and, where appropriate in order to secure their enforceability against third parties, recorded (overgeschreven) with the mortgage registrar (kantoor der hypotheekbewaring).

          2.25  Intellectual Property.

                    (a)  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                              (i)  “Technology” shall mean any or all of the following:  (i) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (ii) inventions

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(whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (vi) World Wide Web addresses (“WWW”), uniform resource locators and domain names; and (vii) all instantiations of the foregoing in any form and embodied in any media.

                              (ii)  “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (ii) all trade secrets and other rights in Technology, privacy, data, know-how and confidential or proprietary information; (iii) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (iv) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                              (iii)  “Intellectual Property” means Technology and Intellectual Property Rights.

                              (iv)  “IP Licenses” means all the contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company.

                              (v)  “Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property Rights (as defined below), acquired, created by, owned by, or exclusively licensed to, the Company.

                              (vi)  “Registered Intellectual Property Rights” shall mean all national, regional and international: (i) Patents, including applications therefor; (ii) Mask Work registrations and applications to register Mask Works; (iii) Copyrights registrations and applications to register Copyrights; (iv) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (v) registrations of, and applications for the use of, Internet Properties; and (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

                    (b)  Schedule 2.25(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by, the Company (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including any national, regional or international trademark or patent office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

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                    (c)  Schedule 2.25(c) lists all Mask Works used in or necessary for the manufacture of each and every Company Product (as defined below), and lists, for each such Mask Work, (1) the Company Product to which such Mask Work pertains and (2) the foundry that manufactures the Company Product using such Mask Work.

                    (d)  Schedule 2.25(d) lists (by name and version number) all current products, Software or service offerings (but excluding any service contracts and products resulting therefrom that are the subject of a Contract listed in Schedule 2.12) of the Company, as well as any products or service offerings (but excluding any service contracts and products resulting therefrom that are the subject of a Contract listed in Schedule 2.12) offered or available from the Company in the two (2) year period prior to the date hereof (collectively, “Company Products”) (i) that have been operated, sold, licensed, distributed or otherwise provided by the Company, (ii) for which the Company has any obligation or liability related thereto, or (iii) which the Company currently intends to sell, distribute, operate, license or otherwise provide in the future, including any Company Products under development.

                    (e)  Each item of the Company Registered Intellectual Property Rights is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting, except where the Company has made a reasonable business judgement not to maintain such Registered Intellectual Property Rights.  All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the applicable jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right, except where the Company has made a reasonable business judgement not to maintain such Registered Intellectual Property Rights.  Schedule 2.25(e) contains a list of all actions that must be taken by the Company within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights.  The Company has claimed “small business status” in the application for or registration of its Registered Intellectual Property Rights.

                    (f)  To the Knowledge of the Class A Stockholders there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable, nor has the Company taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable, except where the Company has made a reasonable business judgment to not maintain such Intellectual Property Rights.

                    (g)  The Company has not (i) received notice that any Company Intellectual Property or Company Product is subject to any Proceeding, action, complaint, opposition, petition to cancel, interference, re-examination, audit or outstanding decree, Order or judgment, or except as disclosed in Schedule 2.25(g), (ii) entered into any settlement agreement or settlement stipulation, that may restrict in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

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                    (h)  The Company is the exclusive owner or exclusive licensee of all Intellectual Property that is or ever was Company Intellectual Property, except where the Company has been engaged by a third party to develop Intellectual Property for such third party pursuant to a Contract listed in Schedule 2.12.  Without limiting the generality of the foregoing, (i) the Company owns exclusively all Mask Works that are used in or necessary for the design and manufacture of all Company Products, and (ii) to the extent that any Patent names an Employee of the Company (as of the date of the claimed invention) as an inventor, the Company is the exclusive owner or exclusive licensee of such Patent.

                    (i)  All Company Intellectual Property (except Intellectual Property created by Company for, and owned by, a third party pursuant to Contract listed in Schedule 2.12) will remain, fully transferable, alienable and licensable by Buyer Sub without restriction and without payment of any kind to any third party.

                    (j)  The Company Intellectual Property Rights are free and clear of any Liens or encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business, consistent with past practice, the forms of which have been provided to Parent.

                    (k)  The Company has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that were or are Company Intellectual Property, to any other person except where the Company has been engaged by a third party to develop Intellectual Property for such third party pursuant to a Contract listed in Schedule 2.12, or (ii) permitted the Company’s rights in such Company Intellectual Property to lapse or enter the public domain except where the Company has made a reasonable business judgment to do so.

                    (l)  In each case in which the Company has acquired any Intellectual Property Rights from any person (including any current and former employees or consultants of the Company) or entity (including IMEC vzw), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Entity.

                    (m)  All Intellectual Property used in or necessary to the conduct of the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) third parties who have validly and irrevocably assigned or licensed all of their rights, including Intellectual Property Rights therein, to the Company.

                    (n)  To the extent that any Intellectual Property necessary to the Company’s business or the Company Products has been developed or created by a third party for the Company or is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights, and in each case such rights and licenses shall survive the Stock Purchase and be fully exercisable by Buyer Sub following the Stock Purchase. This representation shall however not apply if the Company only intended to buy specific hardware or software items and not to obtain Intellectual Property Rights.

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                    (o)  The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company, including the operation, design, development, manufacture, use, import, distribution and sale of Company Products.

                    (p)  Except as may be limited by applicable law, no person who has licensed any Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by or for the Company in such Intellectual Property.

                    (q)  The Company has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software and hardware development tools, library functions, operating systems, data bases, emulators, simulators, design tools, compilers and all other third-party Software that are used in the operation of the Company or that are required to create, modify, compile, manufacture, operate or support any software that is Company Intellectual Property or that are incorporated into or used in the development, manufacture, support or operation of any Company Product.  Without limiting the foregoing, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into or used in the development or manufacture of any Company Product such that any Company Product would be subject to the terms of a license under which such open source is licensed to the Company.

                    (r)  Schedule 2.25(r) lists the government funding, facilities of a university, college, other educational institution or research centre or funding from third parties, which was used in the development of the Company Intellectual Property.  No such third party institution has any rights (other than a non-exclusive, non-sublicenseable, non-transferable license for non-commercial purposes) to any such Company Intellectual Property as a result of the outside funding or as a result of any employee or member of such institution being involved in the development or creation of any Company Intellectual Property.

                    (s)  The operation of the business of the Company as it is currently conducted, or is contemplated to be conducted, by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Company Products does not and will not when conducted by Parent or Buyer Sub in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Class A Stockholder have Knowledge of any basis therefor).  This representation shall, however, not apply to infringements resulting from any contract between Buyer Sub or Parent and a third party entered into prior to the date hereof or from the pre-existing status of Buyer or Parent independent of this Agreement and the transactions contemplated herein.

                    (t)  To the Knowledge of the Class A Stockholders, no person is infringing or misappropriating any Intellectual Property Right of the Company in any material respect.

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                    (u)  Schedule 2.25(u)(i) lists all inbound IP Licenses other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses available on commercial terms for less than $10,000.   Schedule 2.25(u)(ii) lists all outbound IP Licenses, other than the Company’s standard “shrink-wrap” or “click wrap” binary code end-user licenses, forms of which have been provided to Parent.  All IP Licenses are in full force and effect.  Schedule 2.25(u)(iii) lists any IP License, other than an IP License resulting from the Company’s engagement by a third party to develop Intellectual Property for such third party pursuant to a Contract listed in Schedule 2.12, (1) pursuant to which the Company agreed or is subject to any non-compete or other restriction on the operation of the Company’s business, which has the effect of prohibiting or materially restricting the Company’s ability to develop, market, sell, distribute or service any class of products or services, or (2) the Company granted or agreed to grant to any third party any exclusivity or exclusive right with respect to any Company Intellectual Property.  Neither the Company nor any of the Company Stockholders are in breach of, nor has the Company or any of the Company Stockholders failed to perform under, any of the IP Licenses and, to the Knowledge of the Class A Stockholders, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses.  Following the Closing Date, Buyer Sub will be permitted to exercise all of the Company’s rights under the IP Licenses to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.  The consummation of the transactions contemplated by this Agreement will not result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company. This representation shall, however, not apply to any event resulting from any contract between Buyer Sub or Parent and a third party entered into prior to the date hereof or from the pre-existing status of Buyer or Parent independent of this Agreement and the transactions contemplated herein.

                    (v)  Schedule 2.25(v) lists all IP Licenses between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                    (w)  To the Knowledge of the Class A Stockholders, there are no Contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder, other than the disputes in the Ordinary Course of Business that are not material.

                    (x)  The Company has taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company.  Without limiting the foregoing, each technical employee and consultant of the Company, except for any consultant with fiduciary obligations, has executed an Employee Agreement contained in Schedule 2.12(a)(ii) that includes a clause addressing proprietary rights and confidentiality and all current and former employees and consultants of the Company who have created or modified any of the Company Intellectual

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Property have executed such an agreement assigning, except as may be limited by applicable Law, all of such employees’ and consultants’ rights in and to the Company Intellectual Property to the Company.

                    (y)  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer Sub, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) Parent or Buyer Sub granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, it, (ii) Parent or Buyer Sub being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) Parent or Buyer Sub being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Buyer Sub, as applicable, prior to the Closing.

                    (z)  The Company is not in violation of any Laws or any policies (such as privacy policies) with respect to the use of disclosure of privacy or third party data rights and the Company has not received any notice claiming or alleging that it has not complied with such Laws or policies.  The consummation of the transactions contemplated by this Agreement will not result in the Company, Parent or Buyer Sub being in violation of any such Laws or policies.

          2.26  Representations and Materials Complete.  None of the representations or warranties made by the Class A Stockholders in this Agreement (including those set forth in Schedules 2.1 through 2.25 hereof), nor any statement made in any schedule or certificate furnished by or on behalf of the Company or any Class A Stockholder pursuant to this Agreement, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

          Each of the Signing Company Stockholders (including, for the avoidance of doubt, the Class A Stockholders), severally but not jointly, hereby represents and warrants to Parent and Buyer Sub that the following are true and correct as of the date hereof and shall be true and correct as of the Closing except where expressly stated to be true as of a specified date prior to the Closing, in which case it shall, as of the Closing, continue to be true and correct as of such specified date.  For the avoidance of doubt, in case of inaccuracy or breach of any of the following representations and warranties, the remedies of Parent and Buyer Sub shall be subject to the provisions of ARTICLE VIII hereof, including, without limitation, Section 8.3 hereof.

          3.1  Ownership of Company Capital Stock.  Each Signing Company Stockholder has full, exclusive and unconditional title to that number of shares of the Company Capital Stock designated as being owned by such Company Stockholder opposite such Company Stockholder’s name as of the date hereof in Schedule 2.2(b) and, as of immediately prior to the Closing, in the Spreadsheet.  Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Signing Company Stockholder has not granted any rights to purchase such Company Capital Stock to any other person or entity.  Each Signing Company Stockholder has the sole right to transfer such Company Capital Stock to Buyer Sub.  Such

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Company Capital Stock constitutes all of the Company Capital Stock owned by such Signing Company Stockholder, and as of immediately prior to the Closing, such Signing Company Stockholder will have no options, warrants or other rights to acquire or receive Company Capital Stock.  Upon the Closing, in exchange for the consideration paid pursuant to Section 1.3 of this Agreement, assuming Buyer Sub has taken no independent action to dispose of or encumber such Company Capital Stock, Buyer Sub will receive good title to such Company Capital Stock free and clear of any and all Liens of any kind.  Immediately following the Closing, assuming Buyer Sub has taken no independent action to dispose of or encumber any Company Capital Stock, the Company will be a wholly-owned subsidiary of Buyer Sub with no outstanding Company Warrants, and all issued Company Capital Stock will be owned by Buyer Sub.

          3.2  Authority.  Each Signing Company Stockholder that is an entity has all requisite power and authority and each Signing Company Stockholder that is an individual has capacity and legal rights to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which such Signing Company Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Signing Company Stockholder and no further action is required on the part of such Signing Company Stockholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Signing Company Stockholder is a party has been duly executed and delivered by such Signing Company Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Signing Company Stockholder, enforceable against each such party in accordance with their respective terms.

          3.3  Corporate Existence of the Corporate Company Stockholders.  Each of the Signing Company Stockholders that is a corporation or other entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and each such Signing Company Stockholder is not in bankruptcy, liquidation or receivership (and no Order therefor has been presented or Threatened and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given).

          3.4  Absence of Claims by Company Stockholders.

                    (a)  Each Signing Company Stockholder does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever.

                    (b)  There is no action, suit, claim or Proceeding pending or Threatened, against any Signing Company Stockholder with respect to which such Signing Company Stockholder has a contractual right or a right pursuant to applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor are there any facts or circumstances that would give rise to such an action, suit, claim or Proceeding.

          3.5  No Conflict.  The execution and delivery by each Signing Company Stockholder of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the Articles of Association or organizational documents of such Signing Company Stockholder or any resolutions adopted by its board of

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directors, executive committee, shareholders’ meeting or other corporate body if such Signing Company Stockholder is an entity, (ii) any material mortgage, indenture, lease, Contract, instrument or Permit to which such Company Stockholder or any of its properties or assets is subject, or (iii) any judgment, Order, decree, statute, Law, ordinance, rule or regulation applicable to such Company Stockholder or its properties or assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER SUB

          Parent and Buyer Sub represent and warrant, jointly and severally, to the Company and the Signing Company Stockholders that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date except where expressly stated to be true as of a specified date prior to the Closing Date, in which case it shall, as of the Closing Date, continue to be true and correct as of such specified date, and except that the representations and warranties herein made relating to Buyer Sub are made only as of the Closing Date:

          4.1  Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer Sub is a corporation duly organized, validly existing and in good standing under the Laws of Belgium.  Each of Parent and Buyer Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent or Buyer Sub to consummate the transactions contemplated hereby.

          4.2  Authority.  Each of Parent and Buyer Sub have all requisite corporate power and authority to enter into this Agreement and any Related Agreement to which each of Parent and Buyer Sub, as the case may be, is a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and any Related Agreement to which each of Parent and Buyer Sub, as the case may be, is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer Sub.  This Agreement and each of the Related Agreements to which each of Parent and Buyer Sub is a party has been duly executed and delivered by Parent and Buyer Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Parent and Buyer Sub enforceable against Parent and Buyer Sub in accordance with its terms.

          4.3  No Conflict.  The execution and delivery of this Agreement and any Related Agreement to which each of Parent and Buyer Sub, as the case may be, is a party by Parent and Buyer Sub does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Association or other organizational documents of Buyer Sub, (ii) any material mortgage, indenture, lease, Contract or instrument to which Parent or Buyer Sub is a party, or (iii) any Permit, Order or Law applicable to Parent or Buyer Sub or their respective properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a material adverse effect on Parent’s or Buyer Sub’s ability to consummate the transactions contemplated by this Agreement.

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ARTICLE V

CONDUCT PRIOR TO THE CLOSING

          5.1  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business as a going concern in the Ordinary Course of Business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use Commercially Reasonable Efforts and policies to preserve intact its present business organization, keep available the services of its present directors, employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing.  The Company shall promptly notify Parent of any event or occurrence or emergency not in the Company’s Ordinary Course of Business, and any material event involving the Company.  Except as expressly contemplated by this Agreement, the Company shall not (including, as applicable, pursuant to a resolution of the Company’s shareholders’ meeting approved by the Company Stockholders), without the prior written consent of Parent:

                    (a)  enter into any commitment, activity or transaction not in the Ordinary Course of Business;

                    (b)  transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to Company Intellectual Property with any person or entity, in each case, other than pursuant to non-exclusive end-user licenses in the Ordinary Course of Business;

                    (c)  terminate any employees other than for cause or encourage any employees to resign from the Company;

                    (d)  amend, terminate or otherwise modify, or violate the terms of, any of the agreements set forth or described in Schedule 2.12(a) or Schedule 2.25;

                    (e)  commence or settle any litigation or Proceeding, other than litigation or a Proceeding to collect debts in the Ordinary Course of Business;

                    (f)  declare, set aside or pay any dividends or tantièmes on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), or increase or decrease the Company’s capital;

                    (g)  issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase

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any of the foregoing or any other securities (other than the issuance of Company Capital Stock pursuant to the terms of Company Warrants disclosed on Schedule 2.2(j) upon the valid exercise thereof pursuant to the terms thereof);

                    (h)  cause or permit any amendments to its Articles of Association or organizational documents;

                    (i)  wind up, merge or split the Company;

                    (j)  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business;

                    (k)  sell, lease, license or otherwise transfer any of the assets or properties of the Company which are not Company Intellectual Property other than the sale of inventory in the Ordinary Course of Business, including the performance of obligations under contractual arrangements listed in Schedule 2.12(a) or Schedule 2.25 existing as of the date hereof, or create any security interest in such assets or properties;

                    (l)  contribute or sell the Company’s business as a whole (algemeenheid) or any division of the Company (bedrijfstak);

                    (m)  grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, create any overall pledges on its assets (pand op handelszaak), purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

                    (n)  grant (whether in cash, stock, equity securities or property) any severance or termination pay (i) to any director or (ii) to any employee, consultant or advisor or increase (whether in cash, stock, equity securities or property) the salary or other compensation payable or to become payable by the Company to any of its directors, employees, consultants or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (whether in cash, stock, equity securities or property) by the Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any Company Employee Plan or enter into any Employee Agreement;

                    (o)  revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

                    (p)  make any change to its valuation rules or accounting policies or practices;

                    (q)  pay, discharge or satisfy, in an amount in excess of $100,000 individually any Liability, other than the payment, discharge or satisfaction in the Ordinary Course of Business of purchase orders involving $250,000 or less individually or disclosed in Schedule 2.12(a)(xi);

                    (r)  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any settlement agreement, settle any claim or assessment in

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respect of Taxes, amend a Tax Return or file a claim for refund, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                    (s)  enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

                    (t)  fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith and with respect to which adequate reserves are established and reflected in the Company Interim Financials;

                    (u)  waive any rights with a value in excess of $20,000 individually or $50,000 in the aggregate;

                    (v)  cancel, amend or renew any insurance policy other than renewals in the Ordinary Course of Business or allow any such insurance policy to expire;

                    (w)  relocate the Company’s registered office;

                    (x)  change any pricing or royalties set or charged by the Company to its customers or licensees;

                    (y)  alter its interest in any corporation, association, joint venture, profit sharing, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

                    (z)  take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (y) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or cause any of the representations and warranties of any Company Stockholder (including, for the avoidance of doubt, any Class A Stockholder) in this Agreement or in any of the Warrantholder Stock Purchase Agreements to be inaccurate as of the Closing.

          5.2  Conduct of the Company Stockholders.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company Stockholders shall not (nor shall the Company Stockholders permit any of their agents, representatives or affiliates to), directly or indirectly: (a) transfer any shares of the Company Capital Stock; or (b) take any other action which could in any way or at any time impair the Company Stockholders’ good and valid title to all shares of the Company Capital Stock or could cause or lead to the creation of any Lien with regard to any share or shares of the Company Capital Stock.

          5.3  No Solicitation Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor the Company Stockholders will (nor will they direct, authorize, encourage or permit any of the Company’s directors, stockholders, agents, employees, consultants, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and Buyer Sub or their designees:  (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person or entity relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the

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Company, (b) provide information with respect to the Company to any person or entity, other than Parent and Buyer Sub or their designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person or entity with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company, (c) enter into an agreement with any person or entity, other than Parent and Buyer Sub or their designees, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the assets (other than the sale of inventory in the Ordinary Course of Business) or any equity interest in the Company by any person or entity, other than by Parent and Buyer Sub, or their designees.  The Company and the Company Stockholders shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction.  In addition to the foregoing, if the Company or any Company Stockholder receives prior to the Closing Date or the termination of this Agreement any offer or proposal relating to any of the above, the Company or such Company Stockholder shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.  Except as contemplated by this Agreement, disclosure by the Company or any Company Stockholder of the terms hereof (other than the prohibition of this Section 5.3) shall be deemed to be a violation of this Section 5.3.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state, country or other foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any director, employee, consultant, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by the Company and that any violation of the restrictions set forth above by any director, employee, consultant, agent, representative or affiliate of any Company Stockholder shall be deemed to be a breach of this Agreement by such Company Stockholder.

ARTICLE VI

ADDITIONAL AGREEMENTS

          6.1  Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of its properties, books, Contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable Law) as Parent may

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reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Stock Purchase contained in this Agreement.

          6.2 Confidentiality.  None of Parent, Buyer Sub, the Company, the Stockholder Agents or any of the Company Stockholders, nor any of their respective agents or advisors shall issue any statement or communication to any third party (other than communication by Parent, the Company or the Company Stockholders with their respective agents, auditors and, in the case of Company Stockholders that are closely held and not publicly traded entities, their shareholders, who, in each case, shall be subject to the confidentiality restrictions of this Section 6.2 or with employees of the Company to the extent necessary for the exercise of the Company Warrants) regarding the Stock Purchase, this Agreement or the transactions contemplated by this Agreement (including the termination of this Agreement and the reasons therefor, the terms of the Stock Purchase or this Agreement, the substance of the discussions among Parent, the Company and the Company Stockholders or the fact that Parent, the Company and the Company Stockholders are in discussions), except that this restriction shall be subject to Parent’s and Prelude Trust plc’s respective obligation to comply with applicable Law (including federal and state securities laws) and the rules and regulations of the New York Stock Exchange and the London Stock Exchange, respectively.  In the event that either Parent or Prelude Trust plc is required by applicable Law (including the rules and regulations of the New York Stock Exchange and the London Stock Exchange, respectively) at any time prior to the second anniversary of the Closing Date to issue any statement or communication to any third party concerning the Stock Purchase, the party required to make such disclosure shall provide the other party with prompt notice of such disclosure prior to or following such disclosure, provided that Parent shall not be required to give such notice in connection with its obligations under U.S. federal securities laws to file a Current Report on Form 8-K (or amendments thereto) in connection with the Stock Purchase or to include appropriate reference to the Stock Purchase in its Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.  In addition, Parent, the Company and each of the Company Stockholders acknowledge that Parent’s common stock and Prelude Trust plc’s common stock are each publicly traded and that any information obtained during the course of their due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.

          6.3  Expenses.  Whether or not the Stock Purchase is consummated, all Third Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Section 2.19 and ARTICLE VIII hereof, be the obligation of the respective party incurring such fees and expenses.

          6.4  Public Disclosure.  Unless otherwise required by Law (including federal and state securities laws) or, as to Parent and Prelude Trust plc, by the rules and regulations of the New York Stock Exchange or the London Stock Exchange, respectively, prior to the Closing Date, no public disclosure (whether or not in response to an inquiry) of the subject matter or existence of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld.  In the event that either Parent or Prelude Trust plc is required by applicable Law (including the rules and regulations of the New York Stock Exchange and the London Stock Exchange, respectively) at any time prior to the second anniversary of the Closing Date to issue any statement or communication to any third party concerning the Stock Purchase, the party required to make such disclosure shall provide the other party with prompt notice of such disclosure prior to or following such disclosure, provided that Parent shall not be required to give such notice in connection with its obligations under U.S.

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federal securities laws to file a Current Report on Form 8-K (or amendments thereto) in connection with the Stock Purchase or to include appropriate reference to the Stock Purchase in its Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.

          6.5  Consents; Notices.  The Company and each Signing Company Stockholder shall use Best Efforts to obtain all consents, waivers and approvals required to be obtained by it, and provide any notices required to be provided by it, for the consummation of the Stock Purchase, including all consents, waivers, approvals and notices under any of the Key Contracts or with any Governmental Entity as may be required in connection with the Stock Purchase so as to preserve all rights of and benefits to the Company, Buyer Sub and Parent thereunder.

          6.6  Competition Clearance.  The parties hereto shall cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the transactions contemplated by this Agreement by any competent anti-trust or competition authority.

          6.7  Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its Commercially Reasonable Efforts to ensure that its representations and warranties remain true and correct prior to and as of the Closing Date, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to provide all necessary notices, to effect all necessary registrations and filings, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and to satisfy all conditions to the Closing set forth in ARTICLE VII hereof for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

          6.8  Notification of Certain Matters.  The Company and the Signing Company Stockholders shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of any Company Stockholder (including, for the avoidance of doubt, any Class A Stockholder) contained in this Agreement, the Warrantholder Stock Purchase Agreements or any document contemplated by this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of the Company or any Company Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder;  provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to Parent.

          6.9  Employee Matters.  Reasonably following the Closing, Parent will grant options to purchase an aggregate of 400,000 shares of common stock, $0.01 par value per share, of Parent (the “Parent Shares”) to the Continuing Employees and in the amounts identified on Schedule 6.9(i) hereto (the “Performance Options”) with an exercise price equal to the fair market value of Parent’s Common Stock on the date of grant

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(as determined by Parent based on the trading price of Parent’s Common Stock on Nasdaq).  The Performance Options shall have such terms as are set forth on Schedule 6.9(ii) to this Agreement.

          6.10  Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

          6.11  Resignations.  The Company shall obtain the written resignations of all directors of the Company, effective as of the Closing.

          6.12  Discharge.  Subject to article 554 of the Belgian Companies Code and generally to all matters, which may give rise to any finding of liability of the directors of the Company and which have not been disclosed to Parent or Buyer Sub prior to the Closing Date, Parent and Buyer Sub undertake to grant, at the first annual shareholders’ meeting of the Company following the Closing Date, to all directors of the Company in function immediately prior to the Closing Date, full release from liability arising from the performance of their duties prior to the Closing Date, provided that such release from liability shall not impair any rights of Parent or Buyer Sub under this Agreement or any Related Agreement, including, without limitation, the indemnification rights set forth in ARTICLE VIII hereof.

          6.13  Spreadsheet.  The Company shall deliver the Spreadsheet to Parent at least three (3) business days prior to the Closing Date.

          6.14  Acceleration of Warrants; Removal of Transfer Restrictions.  Promptly following the date hereof, the Company’s Board of Directors will take all necessary action to cause all Company Warrants to accelerate and be exercisable in full prior to the Closing.  In addition, promptly following the date hereof, the Company, the Company’s Board of Directors and the Company Stockholders will take all necessary action to remove any restrictions on transfer that may apply to the purchase of the Company Capital Stock (including Company Capital Stock issued upon the exercise of the Company Warrants)as contemplated hereby.  Any materials to be submitted to the holders of Company Warrants in connection with the actions required under this Section 6.14 shall be subject to review and approval by Parent prior to delivery of such materials to the holders of Company Warrants.

          6.15  Notice to Holders of Company Warrants.  Within five (5) business days following the date hereof (or earlier if required by the documents governing the Company Warrants), the Company shall deliver notice to the holders of Company Warrants, which such notice shall be in compliance with the terms of such Company Warrants and any documents governing the Company Warrants, that the Company Warrants will be accelerated and exercisable prior to the Closing Date.  Any materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 6.15 shall be subject to review and approval by Parent prior to delivery of such notice to the holders of Company Warrants.

          6.16  Exercise or Waiver of Rights Attaching to Company Warrants.  The Company and the Signing Company Stockholders shall use Best Efforts to cause either: (a) all Company Warrants to be

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exercised by the holder(s) thereof in full prior to the Closing Date; or (b) to the extent not exercised in full and converted into Company Capital Stock prior to the Closing Date, the holders of such Company Warrants to irrevocably agree in writing with the Company, in form and substance acceptable to Parent, prior to the Closing Date that no rights exist under such Company Warrants and that such Company Warrants have no further force and effect.  The Company shall have delivered to Parent written evidence of such exercise or waiver in form and substance acceptable to Parent prior to the Closing Date.

          6.17  Execution of this Agreement or a Warrantholder Stock Purchase Agreement by All Company Stockholders.  The Company and the Company Stockholders shall use Best Efforts to cause all Company Stockholders other than the Signing Company Stockholders, including holders of Company Warrants who become Company Stockholders after the date of this Agreement, to execute and deliver a Warrantholder Stock Purchase Agreement prior to the Closing.

          6.18  U.S. Audited Financial Statements.  The Company shall use Best Efforts to, as soon as practicable after the date of this Agreement, but no later than three (3) business days prior to the Closing Date, deliver to Parent audited balance sheets as of December 31, 2001, December 31, 2002 and December 31, 2003, respectively, and the related audited statements of income, cash flow and stockholders’ equity for the 12 month periods ended on December 31, 2001, December 31, 2002 and December 31, 2003, respectively, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented and consistent with each other.

          6.19  Termination of Agreements.  The Company and the Company Stockholders shall terminate (a) the Loan Agreement dated March 27, 2003, by and among the Company and certain Company Stockholders and (b) the Shareholders’ Agreement dated January 7, 2000, by and among the Company and certain Company Stockholders, prior to the Closing.

          6.20  Buyer Sub.  Parent shall use Best Efforts to duly form Buyer Sub as a wholly owned subsidiary of Parent incorporated in the Kingdom of Belgium and shall cause Buyer Sub to ratify and assume prior to the Closing, in accordance with article 60 of the Belgian Companies Code, the obligations undertaken in its name and on its behalf by Parent pursuant to this Agreement.  For the avoidance of doubt, such ratification and assumption of this Agreement by Buyer Sub after the date hereof shall not call into question the binding and enforceable nature of this Agreement among those parties who have executed and delivered this Agreement as of the date hereof.

ARTICLE VII

CONDITIONS TO THE STOCK PURCHASE

          7.1  Conditions to Obligations of Each Party to Effect the Stock Purchase.  The respective obligations of each party to this Agreement to consummate the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions:

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                    (a)  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent), which is in effect and that has the effect of making the Stock Purchase illegal or otherwise prohibiting consummation of the Stock Purchase.

                    (b)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or delaying or rendering illegal the consummation of the Stock Purchase or any of the transactions contemplated hereby shall be in effect.

                    (c)  Buyer Sub.  Buyer Sub shall have been duly incorporated.

          7.2  Additional Conditions to Obligations of the Company and the Company Stockholders.  The obligations of the Company and the Company Stockholders to consummate the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Stockholder Agents:

                    (a)  Representations and Warranties.  The representations and warranties of Parent and Buyer Sub contained in this Agreement and all other documents delivered pursuant hereto to which they are parties shall have been true and correct when made (except for representations and warranties relating to Buyer Sub) and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not have a material adverse effect on the ability of Parent and Buyer Sub to consummate the transactions contemplated by this Agreement.

                    (b)  Agreements and Covenants.  Parent and Buyer Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          7.3  Additional Conditions to the Obligations of Parent and Buyer Sub.  The obligations of Parent and Buyer Sub to consummate the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                    (a)  Representations and Warranties.  The representations and warranties of the Class A Stockholders and the Company Stockholders contained in this Agreement and the Warrantholder Stock Purchase Agreements and all other documents delivered pursuant hereto to which any Company Stockholder is a party shall have been true and correct when made and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not be material to the Company, Parent’s ownership or operation of the Company (it being agreed that any failure of the Company to be wholly-owned by Buyer Sub after the Closing is material) or materially affect the ability of the parties to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or Material Adverse Effect was not so qualified).  Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Class A Stockholders and the Company Stockholders by the chief executive officer and the managing director of the Company.

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                    (b)  Agreements and Covenants.  The Company and each of the Company Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement or the Warrantholder Stock Purchase Agreements to be performed or complied with by them on or prior to the Closing Date, and Parent and Buyer Sub shall have received a certificate to such effect signed by the chief executive officer and the managing director of the Company.

                    (c)  Competition Clearance.  If any Governmental Entity shall publicly announce or notify any party hereto that any approval or clearance of or non-objection to the transactions contemplated by this Agreement may be required or appropriate or if any Law shall, after the date hereof, be promulgated or interpreted to require any approval or clearance of or non-objection to the transactions contemplated by this Agreement, the parties hereto shall have obtained such approval or clearance or non-objection.

                    (d)  Legal Opinion.  Parent shall have received a legal opinion from legal counsel to the Company and the Company Stockholders in the form attached hereto as Exhibit C.

                    (e)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or is reasonably likely to result, in a Material Adverse Effect on the Company.  Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief executive officer and the managing director of the Company.

                    (f)  Non-Competition Agreements.  Each of the individuals identified on Schedule 7.3(f) hereof shall have delivered to Parent an executed Non-Competition Agreement, which shall be in full force and effect.

                    (g)  Resignations.  All directors of the Company, shall have tendered written resignations from their positions as directors of the Company effective as of the Closing, and Parent shall have received copies of all such written resignations.

                    (h)  Spreadsheet.  The Company shall have delivered at least three (3) business days prior to the Closing Date to Parent the Spreadsheet in form and substance reasonably satisfactory to Parent, which shall have been certified as true, correct and complete by the chief executive officer and the managing director of the Company on behalf of the Company.

                    (i)  Governmental Approval.  All necessary approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency or commission (if any) shall have been timely obtained.

                    (j)  Litigation.  There shall be no action, suit, claim, Order, injunction or Proceeding of any nature pending, or Threatened, against the Company, its properties or any of its employees, consultants or directors or any of the Company Stockholders arising out of, or in any way connected with, the Stock Purchase or the other transactions contemplated by the terms of this Agreement or the Related Agreements.

                    (k)  Third Party Consents.  The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract listed on Schedule 7.3(k).

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                    (l)  Exercise or Waiver of Rights Attaching to Company Warrants.  All Company Warrants shall have either: (a) been exercised by the holder(s) thereof in full prior to the Closing Date; or (b) to the extent not exercised in full and converted into to Company Capital Stock prior to the Closing Date, the holders of such Company Warrants shall have irrevocably agreed in writing with the Company, in form and substance acceptable to Parent, prior to the Closing Date that no rights exist under such Company Warrants and that such Company Warrants have no further force and effect.  The Company shall have delivered to Parent written evidence of such exercise or agreement in form and substance acceptable to Parent prior to the Closing Date.

                    (n)  Execution of this Agreement or a Warrantholder Stock Purchase Agreement by All Company Stockholders.  All Company Stockholders, including any holders of Company Warrants who become Company Stockholders after the date of this Agreement, as of the Closing Date shall have either executed and delivered this Agreement and agreed to be bound by the terms of this Agreement or executed and delivered a Warrantholder Stock Purchase Agreement and agreed to be bound by the terms of such Warrantholder Stock Purchase Agreement.

                    (o)  Sale by All Company Stockholders.  Notwithstanding anything to the contrary herein, Parent’s and Buyer Sub’s obligation to purchase any of the shares of Company Capital Stock from any of the Company Stockholders shall be strictly conditioned upon each of the Company Stockholders selling to Buyer Sub free of any applicable transfer restrictions, in accordance with the terms of this Agreement and the Warrantholder Stock Purchase Agreements, all of the shares of Company Capital Stock issued or issuable by the Company.

                    (p)  Consents and Waivers Relating to Intellectual Property Escrow Provisions.  The Company shall have delivered to Parent an executed written consent and waiver in substantially the form set forth on Schedule 7.3(p)(i) to this Agreement with respect to each of the Contracts listed on Schedule 7.3(p)(ii) to this Agreement from each party to each such Contract as required by each such Contract in connection with the Stock Purchase, in form and substance satisfactory to Parent, which such consents and waivers shall be effective as of the Closing.

                    (q)  Modification of Contracts.  The Company shall have modified those Contracts listed on Schedule 7.3(q)(i) to this Agreement in the manner set forth on Schedule 7.3(q)(ii) to this Agreement, which such modifications shall be effective as of the Closing.

                    (r)  Termination of Contracts.  Each of (a) the Loan Agreement dated March 27, 2003, by and among the Company and certain Company Stockholders and (b) the Shareholders’ Agreement dated January 7, 2000, by and among the Company and certain Company Stockholders, shall have been terminated and be of no further force and effect as of the Closing.

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ARTICLE VIII

INDEMNIFICATION; ESCROW

                    8.1  Term of Representations and Warranties.  Except as set forth in the following sentence (dealing with, among other things, Fraud), the Class A Stockholders shall be liable for their respective representations and warranties in this Agreement or in any instrument delivered by the Company or any of the Company Stockholders pursuant to this Agreement (each as modified by Schedules 2.1 through 2.25, as appropriate) until the first anniversary of the Closing Date, or if later, until the final resolution of any outstanding claims made with respect to such representations and warranties prior to such time; provided, however, that the Class A Stockholders shall be liable for their representations and warranties set forth in Sections 2.2, 2.23 and 2.25 until the third anniversary of the Closing Date, or if later, until the final resolution of any outstanding claims made with respect to such representations and warranties prior to such time; and provided further, that the Class A Stockholders shall be liable for their representations and warranties set forth in Section 2.10 until 5:00 p.m., California time, on the sixtieth (60th) day after the date upon which the right of any Tax authorities or any other competent authorities to assess or claim any Taxes or social security contributions in respect of the matters giving rise to such a claim is barred by all applicable statutes of limitation.  Each Signing Company Stockholder (including, for the avoidance of doubt, each Class A Stockholder) shall be liable for its representations and warranties set forth in ARTICLE III and for any Fraud attributable to such Signing Company Stockholder indefinitely.  Parent and Buyer Sub shall be liable for their representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement until the fifth anniversary of the Closing Date.

          8.2  Indemnity and Escrow Arrangements.

                    (a)  Indemnification.

                              (i)  Subject to the limitations and qualifications in this ARTICLE VIII, each Class A Stockholder shall severally but not jointly indemnify and hold Parent and Buyer Sub (“Parent Indemnified Parties”) harmless against all claims, losses, liabilities, damages, deficiencies, diminutions in value, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, (hereinafter individually a “Loss” and collectively “Losses”) incurred, sustained or accrued by any Parent Indemnified Party or the Company, directly or indirectly, as a result of any inaccuracy or breach of a representation or warranty of the Class A Stockholders contained in this Agreement or in any certificate, instrument or other document delivered by the Company or any of the Class A Stockholders pursuant to the terms of this Agreement.

                              (ii)  Subject to the limitations and qualifications in this ARTICLE VIII, each Signing Company Stockholder shall severally but not jointly indemnify and hold the Parent Indemnified Parties harmless against all Losses incurred, sustained or accrued by any Parent Indemnified Party or the Company, directly or indirectly, as a result of (A) any inaccuracy or breach of a representation or warranty of the Company Stockholders contained in ARTICLE III of this Agreement, the Warrantholder Stock Purchase

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Agreements or in any certificate, instrument or other document delivered by any of the Company Stockholders pursuant to the terms of this Agreement, (B) any failure by the Company or any of the Company Stockholders to perform or comply with any covenant contained herein, in the Warrantholder Stock Purchase Agreements or in any certificate, instrument or other document delivered by the Company or any of the Company Stockholders pursuant to the terms of this Agreement, (C) any Return Charges or (D) with respect to all periods, including portions thereof, ending on or before the Closing Date, and whether or not known by or disclosed to any Parent Indemnified Party, any failure by the Company to (i) pay all Taxes that the Company is required to pay (except for such Taxes the amount of which is subject to litigation with the applicable tax authorities and has been disclosed in Schedule 1.7), (ii) withhold with respect to its employees and consultants all Belgian federal, state and foreign income taxes and other Taxes required to be withheld and/or pay all such taxes to the proper governmental agencies to the extent such Taxes are due or (iii) make adequate provisions for Taxes not yet due and payable (to the extent that such provisions need to be made pursuant to GAAP).  For the avoidance of doubt, as set forth in Section 8.2(a)(iv) below, notwithstanding that the Signing Company Stockholders other than the Class A Stockholders do not specifically provide indemnity hereunder for certain Losses for which the Class A Stockholders provide indemnity as set forth in Section 8.2(a)(i) above, the contributions of the Signing Company Stockholders other than the Class A Stockholders to the Escrow Fund (as defined below) shall be available to compensate the Parent Indemnified Parties pursuant to the indemnity provided by the Class A Stockholders in Section 8.2(a)(i) above.

                              (iii)  In determining whether a breach of any representation, warranty or covenant has occurred, any materiality (including Material Adverse Effect) or Knowledge standard contained in a representation, warranty or covenant shall be taken into account; provided however, that in determining the amount of any Losses attributable to a breach, any materiality (including Material Adverse Effect) or Knowledge standard contained in a representation, warranty or covenant shall be disregarded.  The Company Stockholders (including, for the avoidance of doubt, the Class A Stockholders) shall not have any right of contribution from the Company, Buyer Sub or Parent with respect to any Loss pursuant to this ARTICLE VIII, including under any provision of the Articles of Association or other organizational documents of the Company or any indemnification or similar agreement.  For the avoidance of doubt, if a particular Loss is subject to indemnification under more than one clause of this Section 8.2(a), the Parent Indemnified Parties may choose from among any such applicable clauses in connection with any indemnity claim related to such Loss.  However, the Parent Indemnified Parties shall not be entitled to recover damages or obtain payment from the Escrow Fund in an amount greater than the Losses incurred, sustained or accrued if they make multiple claims for the same Loss under different clauses of this Section 8.2(a).

                              (iv)              Notwithstanding anything herein to the contrary, the Escrow Fund (as defined below) shall be available to compensate the Parent Indemnified Parties for any Losses incurred, sustained or accrued by the Parent Indemnified Parties or the Company regardless of the basis of any claim for indemnification hereunder.  Accordingly, the contributions of the Company Stockholders other than the Class A Stockholders to the Escrow Fund shall be recoverable by Parent for claims brought under Section 8.2(a)(i) above notwithstanding that such claims are not specifically subject to indemnification by the Company Stockholders other than the Class A Stockholders.

                    (b)  Escrow Fund.  At the Closing Date, without any act of any Company Stockholder, Buyer Sub will deposit the Escrow Amount with U.S. Bank, National Association (or other institution acceptable to Parent and the Stockholder Agents (as defined in Section 8.2(h) below)), as Escrow Agent.  Such deposit of the Escrow Amount with the Escrow Agent shall constitute an escrow fund (the “Escrow Fund”).  The Escrow Fund shall be governed by the terms set forth herein and at Parent’s cost and expense.  The Escrow Amount shall be available to compensate any Parent Indemnified Party for any claims by such parties for any Losses suffered or incurred by them or the Company and for which they are entitled to recovery under this

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ARTICLE VIII.  Parent, the Company and the Company Stockholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the consideration payable in the Stock Purchase.  The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.  In the event that the Escrow Agent refuses to execute this Agreement, Parent, the Company and the Signing Company Stockholders will use Commercially Reasonable Efforts to obtain an alternative escrow agent as promptly as practicable.

                    (c)  Escrow Periods; Distribution upon Termination of Escrow Periods.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate: (i) at 5:00 p.m., California time, on the first business day occurring on or after the thirtieth (30th) day after the first anniversary of the Closing Date (the “First Termination Date”), with respect to an amount of the Escrow Fund equal to $5 million less any amounts claimed as Losses pursuant to any Officer Certificate(s) delivered to the Escrow Agent prior to the First Termination Date (other than Losses claimed by a Parent Indemnified Party pursuant to clause (D) of the first sentence of Section 8.2(a)(ii) if all such Losses claimed on or prior to the First Termination Date pursuant to such clause are for a specified amount and the aggregate of such specified amounts is less than $4,000,000); (ii) at 5:00 p.m., California time, on the first business day occurring on or after the thirtieth (30th) day after the third anniversary of the Closing Date (the “Second Termination Date”), with respect to an amount of the Escrow Fund equal to $5 million less any amounts claimed as Losses pursuant to any Officer Certificate(s) delivered to the Escrow Agent prior to the Second Termination Date (other than Losses claimed by a Parent Indemnified Party pursuant to clause (D) of the first sentence of Section 8.2(a)(ii) if all such Losses claimed on or prior to the Second Termination Date pursuant to such clause are for a specified amount and the aggregate of such specified amounts is less than $4,000,000) and (iii) at 5:00 p.m., California time, on the first business day occurring on or after the thirtieth (30th) day after December 31, 2007 (the “Third Termination Date”) with respect to the remainder of the Escrow Fund.  Notwithstanding the foregoing, the Escrow Fund shall not terminate at any time with respect to any amount (or any portion thereof) that is necessary in the reasonable judgment of Parent to satisfy any unsatisfied claims concerning facts and circumstances specified in any Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Escrow Fund in full.  Following the Third Termination Date, upon the final resolution of any such pending claims, the Escrow Agent shall deliver to the Signing Company Stockholders the remaining portion of the Escrow Fund to the extent not required to satisfy any remaining pending claims.  Deliveries of the amounts out of the Escrow Fund to the Company Stockholders pursuant to this Section 8.2(c) shall be made in proportion to their respective original contributions to the Escrow Fund as determined pursuant to Section 1.3(c) hereof.

                    (d)  Protection of Escrow Fund.  The Escrow Agent shall hold and safeguard the Escrow Fund until the final termination of the Escrow Fund in full, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.  At all times during which the Escrow Agent shall hold all or any portion of the Escrow Fund, the Escrow Agent shall invest and reinvest the Escrow Fund, unless otherwise directed in writing by Parent and the Stockholder Agents, in a liquid money market account (the “Obligations”).  All income earned on the Obligations shall be added to and deemed a part of the Escrow Fund.  For tax reporting and withholding purposes, all income earned on the Escrow Fund shall be treated, and shall be reported by the Escrow Agent, as income of the Signing Company Stockholders.

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                    (e)  Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent at any time on or before the final termination of the Escrow Fund in full, of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (i) stating that a Parent Indemnified Party or the Company has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount of cash equal to such Losses.  Following the First Termination Date, no Parent Indemnified Party may deliver an Officer’s Certificate to the Escrow Agent claiming amounts in the Escrow Fund unless such claim relates to (a) a matter addressed in an Officer’s Certificate delivered to the Escrow Agent prior to the First Termination Date, (b) any breach or inaccuracy of the representations and warranties set forth in Section 2.2, Section 2.10, Section 2.23 or Section 2.25 hereof, (c) a claim for Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to Section 8.2(k)(vi) or 8.2(k)(vii) hereof or (d) a claim pursuant to clause (D) of the first sentence of Section 8.2(a)(ii).

                    (f)  Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agents (as defined in Section 8.2(h)) and for a period of sixty (60) days after such delivery, the Escrow Agent shall make no delivery to Parent of any cash pursuant to Section 8.2(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Agents to make such delivery.  After the expiration of such sixty (60)-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund in accordance with Section 8.2(e) hereof, provided that no such payment or delivery may be made if the Stockholder Agents shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such sixty (60)-day period.

                    (g)  Resolution of Conflicts.  In case the Stockholder Agents shall so object in writing to any claim or claims made in any Officer’s Certificate, the Stockholder Agents and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Agents and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.  If no such agreement can be reached after good faith negotiation, either the Stockholder Agents or Parent may seek resolution in accordance with Section 10.7 hereof.

                    (h)  Stockholder Agents; Power of Attorney.

                              (i)  Each of the parties hereto agrees that, effective upon the execution of this Agreement and without further act of any Company Stockholder, Luc De Mey and IT-Partners NV shall be appointed as agents and attorneys-in-fact (the “Stockholder Agents”) for each Signing Company Stockholder, for and on behalf of the Signing Company Stockholders, to give and receive notices and communications, to authorize payments to any Parent Indemnified Parties from the Escrow Fund in satisfaction of claims by any Parent Indemnified Parties, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agents for the accomplishment of the foregoing.  Such agency may be changed by the Signing Company Stockholders from time to time upon prior written

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notice to Parent; provided that neither of the Stockholder Agents may be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent.  Any vacancy in the position of either Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Stockholder Agents, and the Stockholder Agents shall not receive compensation for their services.  Notices or communications to or from both of the Stockholder Agents shall constitute notice to or from each of the Signing Company Stockholders.  In addition, the parties hereto shall be authorized and entitled to rely upon any action or communication by Paul Verdurme as a duly authorized action of IT-Partners NV until such time as IT-Partners NV shall deliver notice in accordance with Section 10.1 to Parent and the Escrow Agent of a different individual who shall act on behalf of IT-Partners NV (following which, the parties hereto shall be authorized and entitled to rely upon any action or communication by such individual as a duly authorized action of IT-Partners NV).

                              (ii)  The Stockholder Agents shall not be liable to any Signing Company Stockholder for any act done or omitted hereunder as Stockholder Agents while acting in good faith and in the exercise of reasonable judgment.  The Signing Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Agents and hold the Stockholder Agents harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Agents and arising out of or in connection with the acceptance or administration of the Stockholder Agents’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agents.

                    (i)  Actions of the Stockholder Agents.  A decision, act, consent or instruction of both of the Stockholder Agents (including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 or Section 9.4 hereof) shall constitute a decision of all the Signing Company Stockholders for whom a portion of the Escrow Amount otherwise payable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Signing Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agents as being the decision, act, consent or instruction of each of such Signing Company Stockholders.  For the avoidance of doubt, an act or communication by one of the Stockholder Agents but not by both of the Stockholder Agents shall not constitute an act or communication of the Stockholder Agents hereunder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agents.

                    (j)  Third-Party Claims.  If Parent receives notice of a third-party claim that Parent believes may result in a demand for monetary damages against the Escrow Fund, Parent shall notify the Stockholder Agents in writing of such claim (but the failure to notify either or both of the Stockholder Agents shall not relieve the indemnifying party of its obligations hereunder unless (and then solely to the extent) that the Stockholder Agents prove that, had the Stockholder Agents been so notified the Stockholder Agents would have made a specific suggestion to Parent concerning the resolution of the third-party claim which Parent would have followed and that would have materially improved the outcome of the third-party claim for Parent) and Parent shall reasonably consider any reasonable suggestions or comments made by the Stockholder Agents with respect to such third-party claim (provided, that Parent may accept or reject any such suggestion or comment in its sole discretion and for any reason whatsoever), and the Stockholder Agents shall be entitled on behalf of the Signing Company Stockholders, at the Stockholder Agents’ expense, to participate in, but not to determine or conduct, the defense of such third-party claim.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with

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the consent of the Stockholder Agents, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund.  The Stockholder Agents may make suggestions to Parent concerning the resolution of any third-party claim, which Parent will consider, accept or reject in its sole discretion.  If the Stockholder Agents have consented to any such settlement, the Stockholder Agents shall have no power or authority to object under any provision of this ARTICLE VIII to the amount of any claim by Parent against the Escrow Fund with respect to and in the amount of such settlement.  If there is third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

                    (k)  Escrow Agent’s Duties.

                              (i)  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Agents, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                              (ii)  The Escrow Agent is hereby expressly authorized to comply with and obey Orders of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary.  In case the Escrow Agent obeys or complies with any such Order of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                              (iii)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                              (iv)  The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                              (v)  In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

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                              (vi)  If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal Proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amounts in the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Signing Company Stockholders on the basis of their respective contributions to the Escrow Fund; provided, however, that in the event any Signing Company Stockholder fails to timely pay his or her portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s portion of the Agent Interpleader Expenses and recover an equal amount (which amount shall not be objected to by the Stockholder Agents) from such Signing Company Stockholder’s portion of the Escrow Fund.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                              (vii)  The parties and their respective successors and assigns agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”), as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Signing Company Stockholders severally and not jointly on the basis of the Signing Company Stockholders’ respective contributions to the Escrow Fund; provided, however, that in the event any Signing Company Stockholder fails to timely pay his or her portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Signing Company Stockholder’s portion of the Agent Indemnification Expenses and recover an equal amount (which amount shall not be objected to by the Stockholder Agents) from such Signing Company Stockholder’s portion of the Escrow Fund; provided, further, that nothing contained in this clause (vii) shall affect the obligations of the parties as between themselves under Section 8.2(l) .

                              (viii)  The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Agents shall use their Commercially Reasonable Efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent.  The predecessor escrow agent shall thereupon be discharged from any further duties and liability under this Agreement.

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                    (l)  Fees.  Except as otherwise expressly provided herein, all fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  If the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation.  Parent promises to pay these sums upon demand.

          8.3  Scope and Limitation of Remedies.

                    (a)  Except as set forth in the last sentence of this Section 8.3(a) and as may be set forth in any other arrangements separately agreed to in writing by any of the Signing Company Stockholders, following the Closing Date, resort to the Escrow Fund shall be the sole and exclusive right and remedy of Parent against the Class A Stockholders and the Signing Company Stockholders pursuant to any claim for indemnity made under Section 8.2(a) hereof.  In addition, except as set forth in the last sentence of this Section 8.3(a), following the Closing Date, a Parent Indemnified Party may not recover from the Escrow Fund any Losses claimed under Section 8.2(a)(i) or clause (A) of the first sentence of Section 8.2(a)(ii) (other than Losses related to any breaches or inaccuracies of representations or warranties contained in Section 2.2, Section 2.10, Section 2.19 or Section 2.23 as to which the restrictions in this sentence shall not apply) (i) unless and until one or more Officer’s Certificates identifying Losses in excess of $250,000 in the aggregate has or have been delivered to the Escrow Agent, in which case the Parent Indemnified Party may recover all Losses and (ii) for individual Losses that do not exceed $25,000; provided that, for purposes of the foregoing, a Loss will only be considered individually (and therefore subject to this restriction) if it cannot reasonably be associated with one or more other claimed Losses.  In addition, except as set forth in the last sentence of this Section 8.3(a), following the Closing Date, a Parent Indemnified Party may not recover from the Escrow Fund any Loss that arises solely from an amendment to applicable Laws occurring after the Closing that is retroactive to periods prior to the Closing or any Loss that has been fully compensated and addressed by an insurance claim, provided, that notwithstanding anything in this ARTICLE VIII to the contrary, Parent shall have no obligation to make any insurance claim if it reasonably believes it may incur an adverse impact (including increases in insurance costs) in connection with making such a claim.  Notwithstanding anything to the contrary set forth in this Section 8.3(a) or elsewhere in this Agreement, nothing in this Agreement shall limit any equitable remedies that may be available to Parent Indemnified Parties or the liability of any Signing Company Stockholder (and the liability of the Company Stockholder shall not be limited to the Escrow Fund) in respect of Losses arising out of any Fraud attributable to such Signing Company Stockholder, provided, that, to the extent not inconsistent with applicable Law, the liability for damages of each Signing Company Stockholder pursuant to any claim for indemnity made under this Agreement will not exceed such Signing Company Stockholder’s Consideration Portion of the Purchase Price as calculated in accordance with Section 1.3(b).

                    (b)  The Parent Indemnified Parties shall take commercially reasonable steps to mitigate any Loss incurred or suffered by them following the discovery by Parent of such Loss.  It is acknowledged and agreed that threatening or commencing a lawsuit against a customer, supplier, employee, or consultant of Parent or any subsidiary of Parent (including the Company following the Closing) or any others doing business with Parent or any such subsidiary shall not be required pursuant to this Section 8.3(b).  To the

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extent that the Parent Indemnified Parties do not take commercially reasonable steps to mitigate Losses in accordance with the foregoing or do not commence appropriate legal action to compel an employee or consultant of the Company who is committing a Bad Employee Act (as defined below) to stop committing such Bad Employee Act, then damages that the Company Stockholders prove would have been avoided directly as a result of such failure to take commercially reasonable steps to mitigate Losses or failure to take such legal action, will not be recoverable from the Escrow Fund pursuant to this ARTICLE VIII.  For the avoidance of doubt, so long as commercially reasonable steps to mitigate Losses are taken, regardless of whether any Company Stockholder alleges that different commercially reasonable steps could have or should have been taken, the Parent Indemnified Parties shall be entitled to recover from the Escrow Fund in connection with such Losses in accordance with this ARTICLE VIII and without regard to the provisions of this Section 8.3(b).  In addition, the Parent Indemnified Parties will not claim Losses pursuant to clause (D) of the first sentence of Section 8.2(a)(ii) for any withholding obligations that may be required of the Company on behalf of any Company Stockholder, if such Losses are promptly compensated in full (without any Proceeding being commenced or Threatened) through withholding of a portion of the Purchase Price pursuant to the terms of Section 1.8 of the Warrantholder Stock Purchase Agreements or Section 1.7 of this Agreement or through payment made by or on behalf of the Company Stockholders other than pursuant to this Agreement.  A “Bad Employee Act” shall mean a grossly unreasonable refusal by an employee or consultant of the Company to take specific actions requested by the Company for the purposes of mitigating Losses incurred by a Parent Indemnified Party which Losses are indemnifiable hereunder.

                    (c)  The Parent Indemnified Parties may not recover from the Escrow Fund, with regard to any claim for indemnification that is not made pursuant to clause (D) of the first sentence of Section 8.2(a)(ii), an amount in excess of the amount contained in the Escrow Fund (at the time of payment with regard to such claim to such Parent Indemnified Parties) minus the Tax Reserve (as defined below).  The “Tax Reserve” shall mean, at any time of measurement, $4,000,000 minus all amounts previously paid to the Parent Indemnified Parties out of the Escrow Fund in satisfaction of claims made pursuant to clause (D) of the first sentence of Section 8.2(a)(ii).

                    (d)  Except as set forth in the following two sentences, nothing in this Agreement shall limit the liability of the Company or the Company Stockholders under applicable law for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement or the Warrantholder Stock Purchase Agreements if the Stock Purchase is not consummated.  The remedies enforceable against the Company for any breach of this Agreement shall not exceed the limitations of applicable Law; provided that, for the avoidance of doubt, any such limitations applicable to the Company shall not reduce or modify in any respect any equitable, contractual, indemnification or other remedies enforceable against any other party hereto.  In addition, if the Stock Purchase is not consummated and this Agreement is terminated pursuant to Section 9.1 hereof, the only liability for breaches of the representations and warranties set forth in ARTICLE II, ARTICLE III and ARTICLE IV that any Signing Company Stockholder, Parent or Buyer Sub shall be subject to shall be for breaches of such representations and warranties involving Fraud attributable to such party.

          8.4  Indemnification by Parent.  Parent and Buyer Sub shall indemnify and hold harmless each Signing Company Stockholder from and against any loss, liability, diminution in value, damage or expense suffered or incurred by such Company Stockholder resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Parent and/or Buyer Sub herein.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

          9.1  Termination.  Except as provided in Section 9.2 below, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

                    (a)  by mutual consent of Parent and the Company;

                    (b)  by Parent or the Stockholder Agents if:  (i) the Closing Date has not occurred before 5:00 p.m. (Pacific time) on the date that is 60 days following the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been a cause of, or resulted in, the failure of the Closing Date to occur on or before such date; (ii) there shall be a final nonappealable Order of a federal, state or foreign court in effect preventing consummation of the Stock Purchase; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Stock Purchase by any Governmental Entity that would make consummation of the Stock Purchase illegal;

                    (c)  by Parent if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Stock Purchase, by any Governmental Entity, which would:  (i) prohibit Parent’s, Buyer Sub’s or the Company’s ownership or operation of all or any portion of the business or assets of the Company or (ii) compel Parent, Buyer Sub or the Company to dispose of or hold separate all or a portion of the business or assets of the Company, Buyer Sub or Parent as a result of the Stock Purchase;

                    (d)  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any of the Company Stockholders set forth in this Agreement or the Warrantholder Stock Purchase Agreements, which breach has had or would be reasonably expected to have a Material Adverse Effect on the Company, or if any representation or warranty of the Class A Stockholders or the Company Stockholders shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in any of the Class A Stockholders’ or any of the Company Stockholders’ representations and warranties or breach by the Company or any of the Company Stockholders is curable by the Company and/or such Company Stockholder(s), as applicable, within 30 days through the exercise of its respective Commercially Reasonable Efforts, then for so long as the Company and/or such Company Stockholder(s), as applicable, continues to exercise such Commercially Reasonable Efforts, Parent may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured within 30 days;

                    (e)  by the Stockholder Agents, if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within 30 days through the exercise of its Commercially Reasonable Efforts, then for so

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long as Parent continues to exercise such Commercially Reasonable Efforts, the Company may not terminate this agreement under this Section 9.1(e) unless such breach is not cured within 30 days.

          Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

          9.2  Effect of Termination.  If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer Sub or the Company Stockholders, or their respective officers, directors or stockholders; provided that, subject to Section 8.3(d), each party hereto shall remain liable for any breaches of this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement prior to the termination of this Agreement; provided further, that the provisions of Section 6.2, Section 6.3, Section 6.4, Section 8.1, Section 8.2(a) (with respect to clauses (i) and (ii) of the first sentence thereof), Section 8.3(d), ARTICLE X and this ARTICLE IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

          9.3  Amendment.  Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of (a) Parent and (b) if the Closing has not occurred, the Company, or, following the Closing, the Stockholder Agents.

          9.4  Extension; Waiver.  At any time prior to the Closing Date, (a) Parent and Buyer Sub, (b) the Company and (c) the Stockholder Agents on behalf of the Company Stockholders may, to the extent legally allowed: (x) extend the time for the performance of any of the obligations of the other party hereto, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

          10.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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                    (a)  if to Parent or Buyer Sub, to:

Cypress Semiconductor Corporation
3901 North First Street
San Jose, CA 95134-1599
Attention: Chief Financial Officer
Director of Legal
Telephone No.: (408) 943-2600
Facsimile No.: (408) 943-2741

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Matthew W. Sonsini
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

                    (b)  if to the Company, to:

FillFactory NV
Schaliënhoevedreef 20b
2800 Mechelen (Belgium)
Attention: Luc De Mey
Telephone No.: +32.2.15.44.63.33
Facsimile No.: +32.2.15.44.63.44

                    (c)  if to the Stockholder Agents:

Luc De Mey
Schaliënhoevedreef 20b
2800 Mechelen (Belgium)

Telephone No.: +32.2.15.44.63.33
Facsimile No.: +32.2.15.44.63.44

and

IT-Partners NV
H. Henneaulaan 105
1930 Zaventem (Belgium)
Attention: Paul Verdurme
Telephone No.: +32.2.725.18.38
Facsimile No.: +32.2.721.44.35

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With a courtesy copy to all Signing Company Stockholders at the address set forth on the Spreadsheet, provided, that the failure to deliver such courtesy copies shall not impair the validity of any notice to the Stockholder Agents hereunder.

                    (d)  if to a Signing Company Stockholder, to his, her or its respective address as set forth on the Spreadsheet (or prior to the Closing, in Schedule 2.2(b)) with a copy to:

Baker & McKenzie
Louizalaan 149, 8th Floor
B-1050 Brussels
Belgium
Attention: Peter Leys, Esq.
Telephone No.: +32.2.639.36.11
Facsimile No.: +32.2.639.36.99
if to the Escrow Agent:

                    (e)  if to the Escrow Agent:

U.S. Bank, National Association
Escrow Services
One California Street, Suite 2550
San Francisco, CA 94111
Attention: Shelia K. Soares
Telephone No.: (415) 273-4532
Facsimile No.: (415) 273-4591

          10.2  Interpretation.

                     (a)  As used herein

                              (i)  the term “Best Efforts” shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, and the term “Commercially Reasonable Efforts”shall mean Best Efforts, provided, however, that the person subject to the obligation to take such efforts is not required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby

                              (ii)  the terms “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

                    (b)  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counter-parts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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          10.4  Entire Agreement; Assignment.  This Agreement, the Schedules and Exhibits hereto and the documents and instruments and other agreements among the parties hereto referenced herein:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, except that Parent and Buyer Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

          10.5  Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.6  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          10.7  Governing Law;Jurisdiction, Venue and Process.  This Agreement shall be governed by and construed in accordance with the laws of Belgium, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  The parties hereto agree to reasonably attempt to reach an amicable settlement to any dispute or controversy in connection with any matter based upon or arising out of this Agreement; provided that any voluntary settlement discussions among the parties hereto will be confidential and inadmissible in any arbitration or other proceedings without the written consent of both Parent and the Stockholder Agents.  Should the reasonable attempts to settle fail, all disputes arising out of or in connection with the Agreement shall be finally settled under the rules of arbitration of the International Chamber of Commerce (the “ICC”) by three arbitrators appointed in accordance with the rules of the ICC.  The three arbitrators must be members of the Belgian legal bar.  The arbitration shall be held in the United States in a location determined by Parent; provided that at the option of Parent in its sole discretion, such arbitration may be held in Brussels, Belgium.  It is further agreed that (i) all submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English and that (ii) any monetary award shall be made in U.S. dollars.  By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, injunctive or other equitable relief or an order in aid of arbitration proceedings and the enforcement of any award.  Each of the parties hereto agrees that any arbitral award shall be final and conclusive and not subject to appeal and the parties hereby waive all challenges to any award by the arbitrators under this Section 10.7.  The decision of the arbitrators may be enforced by any party in any court of competent jurisdiction.  In any such enforcement action, irrespective of where it is brought, no party will (and the parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or otherwise circumvent the procedures set forth in this Section 10.7.  If the amount of a Loss is subject to pending litigation with a third party, arbitration hereunder as to the amount of such Loss shall not be commenced until such amount is finally determined in such third party litigation or both Parent and the Stockholder Agents agree to arbitration.

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          10.8  Rules of Construction  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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          IN WITNESS WHEREOF, Parent, Parent in the name and on behalf of Buyer Sub, the Company, the Signing Company Stockholders, the Escrow Agent (with respect to ARTICLE VIII and ARTICLE X only) and the Stockholder Agents (with respect to ARTICLE VIII and ARTICLE X only) have caused this Agreement to be signed, all as of the date first written above.

FILLFACTORY NV	CYPRESS SEMICONDUCTOR ORPORATION

By:	By:

Name	Name:

Title:	Title:

STOCKHOLDER AGENTS:	CYPRESS SEMICONDUCTOR CORPORATION, IN THE NAME AND ON BEHALF OF CYPRESS SEMICONDUCTOR(BELGIUM) BVBA, IN FORMATION

By

LUCIEN DE MEY	Name:

Title:

ESCROW AGENT:

IT-PARTNERS NV	U.S. BANK, NATIONAL ASSOCIATION

By:	By:

Name:	Name:

Title:	Title:

***STOCK PURCHASE AGREEMENT***

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THE SIGNING COMPANY STOCKHOLDERS

FOR APPROVAL

LUCIEN DE MEY	MARIA VAN HOEYDONCK

FOR APPROVAL

BART DIERICKX	GOEDELE ANCKAERT

FOR APPROVAL

LOUIS HERMANS	MARIE-ELISE SCHOEBRECHTS

FOR APPROVAL

JAN VLUMMENS	HILDE CUMPS

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FOR APPROVAL

DANNY SCHEFFER	SANDRA WULLAERT

FOR APPROVAL

GUY MEYNANTS	IRIS VAN GRIEKEN

FOR APPROVAL

JOËL NEYS	NELE CLAES

FOR APPROVAL

ANDRE ALAERTS	GODELIEVE CLAE

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FOR APPROVAL

DIRK UWAERTS	MARTINE AERT

FOR APPROVAL

WERNER OGIERS	CHRISTA JANSSEN

FOR APPROVAL

JOOST SEIJNAEVE	KATELIJNE MONCAREY

FIDIMEC NV	IT-PARTNERS NV

By:	By:

Name:	Name:

Title:	Title:

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PRELUDE TRUST PLC	MCC-SOFIPA INTERNATIONAL SA

By:	By:

Name:	Name:

Title:	Title:

PARTNERS@VENTURE NV	THE DOW CHEMICAL COMPANY

By:	By:

Name:	Name:

Title:	Title:

CAPRICORN VENTURE FUND NV	BARING CAPRICORN VENTURES LIMITED

By:	By:

Name:	Name:

Title:	Title: